                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Lockheed Martin Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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
                             [LOCKHEED MARTIN LOGO]


                  NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

                                       AND

                                 PROXY STATEMENT

                                 APRIL 23, 1998

                                                     [LOCKHEED MARTIN LOGO]

                                                     6801 Rockledge Drive
                                                     Bethesda, Maryland  20817

                                                     March 19, 1998




Dear Fellow Stockholders:

   You are invited to attend Lockheed Martin's 1998 Annual Meeting of Stockholders, to be held on Thursday, April 23, 1998 in Irving, Texas at 10:30 a.m.

   At the meeting, management will report on the Corporation's 1997 and first quarter 1998 activities. We will continue with discussion and voting on matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

   Prior to the meeting, at 10:00 a.m., you are invited to join the directors and management for coffee and conversation.

   If you plan to attend the meeting, please note your planned attendance on the proxy solicitation/voting instruction card, or when prompted if you cast your vote by telephone. Prior to the meeting, you will receive an admission ticket which you should bring with you to gain admission into the meeting.

   Your vote is important. Please be sure your shares are represented at the meeting by completing, signing and returning your voting instructions or placing your vote by telephone.


                                                    Sincerely,


                                                    Norman R. Augustine
                                                    Chairman of the Board

                                                   [LOCKHEED MARTIN LOGO]

                                                   6801 Rockledge Drive
                                                   Bethesda, Maryland 20817


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             Omni Mandalay Hotel
                         221 East Las Colinas Boulevard
                               Irving, Texas 75039


To the Stockholders:


   Lockheed Martin Corporation's Annual Meeting of Stockholders will be held at 10:30 a.m. local time on Thursday, April 23, 1998 at the Omni Mandalay Hotel, Irving Texas. Attendance at the meeting will be limited to stockholders of record at the close of business on March 9, 1998, or their proxies, beneficial owners presenting satisfactory evidence of ownership on that date, and invited guests of the Corporation.

   At 10:00 a.m., you are invited to join the directors and management for coffee and conversation. During the meeting, there will also be an opportunity to discuss matters of interest to you as a stockholder of Lockheed Martin.

   Following a management report on Lockheed Martin's business operations, the stockholders will discuss and vote on the following matters:

      (1)   Election of directors to terms expiring in 1999;

      (2) Ratification of the appointment of independent auditors for the year 1998;

      (3)   Management proposal to amend the 1995 Omnibus Performance Award
            Plan;

      (4)   Stockholder proposals set forth in the accompanying proxy statement;

      (5) Consideration of any other matters which may properly come before the meeting.

   It is important that your shares be represented at the meeting. Please sign, date and return your proxy solicitation/voting instruction card in the enclosed envelope or vote your shares by dialing 1-800-OK2-VOTE (1-800-652-8683).


                                         By Order of the Board of Directors



                                         Lillian M. Trippett
                                         Vice President, Corporate Secretary
                                         and Associate General Counsel
March 19, 1998

================================================================================
 IMPORTANT

    PLEASE NOTE THAT A TICKET IS REQUIRED FOR ADMISSION TO THE MEETING. IF YOU PLAN TO ATTEND AND YOU ARE A STOCKHOLDER AS OF MARCH 9, 1998, PLEASE CHECK THE APPROPRIATE BOX ON YOUR PROXY SOLICITATION/VOTING INSTRUCTION CARD (OR INDICATE WHEN PROMPTED IF VOTING BY TELEPHONE), AND A TICKET WILL BE FORWARDED TO YOU. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKER OR OTHER NOMINEE, PLEASE BRING A PROXY OR A LETTER FROM THAT FIRM CONFIRMING YOUR OWNERSHIP OF SHARES AS OF THE CLOSE OF BUSINESS ON THE RECORD DATE (MARCH 9, 1998).
================================================================================

CONTENTS


                                                                          PAGE
                                                                          ----

General Information..........................................................1
Voting Securities and Record Date............................................1
Election of Directors........................................................2
Board of Directors...........................................................5
Security Ownership of Certain Beneficial Owners..............................8
Securities Owned By Directors, Nominees and Named Executive Officers.........9
Compensation of Executive Officers..........................................11
Stock Price Performance Graph...............................................23
Section 16(A) Beneficial Ownership Reporting Compliance.....................23
Ratification of Appointment of Independent Auditors.........................24
Proposed Amendment to the 1995 Omnibus Performance Award Plan...............24
Stockholder Proposals.......................................................29
Miscellaneous...............................................................31

PROXY STATEMENT

GENERAL INFORMATION

   The Annual Meeting of Stockholders ("Annual Meeting") of Lockheed Martin Corporation, a Maryland corporation (the "Corporation"), will be held at 10:30 a.m. on Thursday, April 23, 1998, at the Omni Mandalay Hotel, Irving, Texas, for the purposes set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement. This statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at this meeting and at any and all adjournments of the meeting.

   Stockholders of record and participants in certain Lockheed Martin defined contribution plans may cast their vote using the toll-free number listed on the proxy solicitation/voting instruction card or they may sign, date and mail their card in the postage paid envelope provided.

   The telephone voting procedure is designed to authenticate votes cast by use of a personal identification number. The procedure allows stockholders to appoint a proxy and Lockheed Martin plan participants to instruct a plan fiduciary to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any stockholder of record or plan participant interested in voting by telephone are set forth on the enclosed proxy solicitation/voting instruction card.

   Any proxy given pursuant to this solicitation may be revoked at any time before the proxy is voted by filing an instrument revoking the proxy with the Secretary of the Corporation prior to the meeting at the Corporation's principal office or at the Annual Meeting, by later dated vote by proxy either signed and returned or by the toll-free telephone procedure described above, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

   Voting your proxy by telephone or by mail will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a broker, bank or other holder of record, you must either direct the record holder as to how to vote your shares or obtain a proxy from the holder of record to be able to vote at the meeting.

   The principal office of the Corporation is at 6801 Rockledge Drive, Bethesda, Maryland 20817. This proxy statement, the proxy solicitation/voting instruction card and the notice of the Annual Meeting will be sent to the stockholders commencing no later than March 23, 1998.

VOTING SECURITIES AND RECORD DATE

   Stockholders of record at the close of business on March 9, 1998 are entitled to notice of and to vote at the Annual Meeting. On March 9, 1998, there were approximately 194,966,000 shares outstanding of the Corporation's common stock, $1.00 par value per share. Each share outstanding on the record date is entitled to one vote on each matter presented at the Annual Meeting. Participants in the Corporation's Dividend Reinvestment and Stock Purchase Plan ("Dividend Reinvestment Plan") and certain of the Corporation's employee benefit plans are entitled to one vote for each share held for the participant's account under those plans. Shares held in accounts under the Dividend Reinvestment Plan are included in the proxy sent to the account owner.

   Shares of common stock represented by a properly executed proxy (either signed and returned or voted through the toll-free telephone procedure described above) will be considered as represented at the Annual Meeting for purposes of determining a quorum. Votes at the Annual Meeting will be tabulated by two independent judges of election from First Chicago Trust Company of New York, the Corporation's transfer agent.

   The affirmative vote of a majority of shares outstanding and entitled to vote is required for election of directors and adoption of the proposals set forth below. Abstentions will not be counted "for" or "against" proposals, but will be counted for the purpose of determining the existence of a quorum. Because the Corporation's Bylaws require the affirmative vote of a majority of the votes entitled to be cast at a meeting to authorize action on any matter, abstentions have the effect of a vote against a proposal. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers and nominees may exercise their discretion. The New York Stock Exchange rules may preclude brokers from exercising their voting discretion on certain proposals. In such cases, absent specific instructions from the beneficial owner, the broker may not vote on those proposals. This results in what is known as a "broker non-vote." A "broker non-vote" has the effect of a negative vote when a majority of the shares outstanding and entitled to vote is required for approval of a proposal. Votes "withheld" from director-nominees have the effect of a negative vote since a majority of the shares outstanding and entitled to vote is required for election of directors.

   Each participant in certain Lockheed Martin defined contribution plans will receive a proxy solicitation/voting instruction card on which the participant may instruct a plan fiduciary as to the voting of shares allocated to the participant's account. Participants may also instruct a plan fiduciary as to the voting of these shares by using the vote-by-phone procedure described above. Any allocated shares for which instructions are not received will be voted by the applicable plan fiduciary at its discretion. In addition, participants in the Lockheed Martin Corporation Salaried Savings Plan will be asked to indicate whether they elect to direct a plan fiduciary as to the voting of a portion of unallocated shares held by the plan's trust. Unallocated shares for which no instructions are received are to be voted by a plan fiduciary in the same proportion as unallocated shares for which instructions are received. Participants in these plans will receive information from a plan fiduciary concerning procedures for submitting instructions to the applicable plan fiduciary.

ELECTION OF DIRECTORS

   The charter of the Corporation ("Charter") provides that the directors of the Corporation shall be elected to an annual term. The Board of Directors, in accordance with the recommendation of its Nominating Committee, has nominated Norman R. Augustine, Marcus C. Bennett, Lynne V. Cheney, Vance D. Coffman, Houston I. Flournoy, James F. Gibbons, Edward E. Hood, Jr., Caleb B. Hurtt, Gwendolyn S. King, Vincent N. Marafino, Eugene F. Murphy, Allen E. Murray, Frank Savage, Peter B. Teets, Carlisle A. H. Trost, James R. Ukropina and Douglas C. Yearley for election to serve as directors of the Corporation until the Annual Meeting of Stockholders of the Corporation in 1999 and until their successors have been duly elected and qualified. Each nominee is currently serving as a director. In the event any of these nominees becomes unavailable for election to the Board of Directors, an event which is not anticipated, the persons appointed as proxies or their substitutes shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their full judgment.


Nominees for Election --
NORMAN R. AUGUSTINE (62)

Director since March, 1995. Chairman of the Board and Executive Committee.

Chairman of Lockheed Martin since January 1997; Professor, Department of Mechanical and Aerospace Engineering, School of Engineering and Applied Science, Princeton University, since September 1997; Chief Executive Officer of Lockheed Martin from January 1996 until his retirement on August 1, 1997, Vice Chairman of Lockheed Martin from April 1996 through December 1996, President of Lockheed Martin from March 1995 to June 1996; Chairman and Chief Executive Officer of Martin Marietta Corporation ("Martin Marietta") from April 1988 to March 1995, director of Martin Marietta from 1986 to 1995; director of The Black & Decker Corporation, Phillips Petroleum Company and Procter & Gamble Co.

MARCUS C. BENNETT (62)

Director since March, 1995.

Executive Vice President and Chief Financial Officer of Lockheed Martin since July 1996, Senior Vice President and Chief Financial Officer of Lockheed Martin from March 1995 to July 1996; director of Martin Marietta from 1993 to 1995, Vice President and Chief Financial Officer of Martin Marietta from 1988 to 1995; director of Carpenter Technology, Inc., COMSAT Corporation and Martin Marietta Materials, Inc.; member of the Financial Executives Institute, MAPI Finance Council and The Economic Club of Washington; director of the Private Sector Council and a member of its CFO Task Force.

LYNNE V. CHENEY (56)

Director since March, 1995. Member of the Audit and Ethics and Nominating Committees.

Senior Fellow at the American Enterprise Institute for Public Policy Research since 1992; Chairman of the National Endowment for the Humanities from 1986 to 1992; director of Reader's Digest Association, Inc., American Express/IDS Mutual Fund Group and Union Pacific Group Resources, Inc.

VANCE D. COFFMAN (53)

Director since January, 1996. Vice Chairman of the Board and member of Executive Committee.

Chief Executive Officer and Vice Chairman of Lockheed Martin since August 1997, President of Lockheed Martin from June 1996 through July 1997 and Chief Operating Officer from January 1996 through July 1997, Executive Vice President of Lockheed Martin from January to June 1996, President and Chief Operating Officer of Lockheed Martin Space & Strategic Missiles Sector from March 1995 to December 1995; Executive Vice President of Lockheed Corporation ("Lockheed") from 1992 to 1995, and President of Lockheed Space Systems Division in 1988.

HOUSTON I. FLOURNOY (68)

Director since March, 1995. Member of the Audit and Ethics and Nominating Committees.

Special Assistant to the President for Governmental Affairs, University of Southern California, Sacramento, California since August 1981, Professor of Public Administration, University of Southern California, Sacramento, California from 1981 to 1993, Vice President for Governmental Affairs, University of Southern California, Los Angeles from 1978 to 1981; director of Lockheed from 1976 to 1995; director of Fremont General Corporation, Fremont Investment and Loan Corporation and Tosco Corporation.

JAMES F. GIBBONS (66)

Director since March, 1995. Member of the Compensation and Nominating Committees and Stock Option Subcommittee.

Special Counsel to the President for Industry Relations, Stanford University, Stanford, California from 1996 to present, Dean of the School of Engineering, Stanford University, from September 1984 to June, 1996, Reid Weaver Dennis Professor of Electrical Engineering, Stanford University, since 1983; director of Lockheed from 1985 to 1995; director of Raychem Corporation, Centigram Communications Corporation, Cisco Systems Incorporated and El Paso Natural Gas Company.

EDWARD E. HOOD, JR. (67)

Director since March, 1995. Chairman of the Audit and Ethics Committee and Member of the Compensation and Executive Committees and Stock Option Subcommittee.

Joined General Electric Company ("GE") in 1957 after service in the U.S. Air Force; elected as Vice President of GE in 1968 and Vice Chairman and Executive Officer of GE in 1979, director of GE from 1980 until his retirement in 1993; director of Martin Marietta from 1993 to 1995; director of The Lincoln Electric Company and Gerber Scientific, Inc.; Chairman Emeritus of the Board of Trustees of Rensselaer Polytechnic Institute; trustee of North Carolina State University.

CALEB B. HURTT (66)

Director since March, 1995. Member of the Finance and Nominating Committees.

President and Chief Operating Officer of Martin Marietta from 1987 until his retirement in January 1990, Executive Vice President of Martin Marietta in 1987 and Senior Vice President from 1983 to 1987, director of Martin Marietta from 1987 to 1995; Chairman of the Board of Governors of the Aerospace Industries Association in 1989 and past Chairman of the NASA Advisory Council and of the Federal Reserve Bank, Denver Branch; director of COMSAT Corporation; past Vice Chairman of the Board of Trustees of Stevens Institute of Technology.

GWENDOLYN S. KING (57)

Director since March, 1995. Member of the Audit and Ethics and Finance
Committees.

Senior Vice President of Corporate and Public Affairs for PECO Energy Company (formerly Philadelphia Electric Company) from October 1992 until her retirement in February 1998; Commissioner of the Social Security Administration from August 1989 to September 1992; director of Martin Marietta from 1992 to 1995; director of Monsanto Company.

VINCENT N. MARAFINO (67)

Director since March, 1995. Member of the Audit and Ethics, Executive and Finance Committees.

Executive Vice President of Lockheed Martin from March 1995 until December 1995; director of Lockheed from 1980 to 1995, Vice Chairman of the Board and Chief Financial and Administrative Officer of Lockheed from 1988 to 1995, Executive Vice President -- Chief Financial and Administrative Officer of Lockheed from 1983 to 1988, Executive Officer of Lockheed from 1971 to 1995.

EUGENE F. MURPHY (62)

Director since March, 1995. Chairman of the Nominating Committee and Member of the Compensation Committee.

Vice Chairman and Executive Officer of General Electric Company since September 1997, President and Chief Executive Officer of GE Aircraft Engines from 1993 to September 1997, President and Chief Executive Officer of GE Aerospace from 1992 to 1993, Senior Vice President of GE Communications & Services from 1986 to 1992; director of Martin Marietta from 1993 to 1995; member of President Reagan's National Security Telecommunications Advisory Committee; former Chairman and permanent member of the Board of Directors of the Armed Forces Communications and Electronics Association; member of the Aerospace Industries Association Board of Governors.

In accordance with an agreement with GE, as the result of the aggregate principal amount of loans outstanding between GE and the Corporation, GE is entitled to nominate one director to the Corporation's Board. Mr. Murphy is that nominee.

ALLEN E. MURRAY (69)

Director since March, 1995. Chairman of the Compensation Committee and the Stock Option Subcommittee and Member of the Executive and Nominating Committees.

Chairman of the Board and Chief Executive Officer of Mobil Corporation from 1986 until 1994; director of Martin Marietta from 1991 to 1995; director of Metropolitan Life Insurance Company, Minnesota Mining and Manufacturing Company, Morgan Stanley, Dean Witter, Discover & Co. and St. Francis Hospital Foundation; member of the Board of Trustees of New York University; honorary director of the American Petroleum Institute; member of The Business Council and The Council on Foreign Relations.

FRANK SAVAGE (59)

Director since March, 1995. Member of the Finance and Nominating Committees.

Chairman of Alliance Capital Management International, an investment management company, since 1994; Chairman of the Board of Alliance Corporate Finance Group, Inc. since 1993; Senior Vice President of The Equitable Life Assurance Society of the United States from 1987 to 1996; Chairman of the Board of Equitable Capital Management Corporation from 1992 to 1993, Vice Chairman of the Board of Equitable Capital Management Corporation from 1986 to 1992; director of Alliance Capital Management Corporation, ARCO Chemical Company, Qualcomm Inc. and Essence Communications, Inc.; trustee of Johns Hopkins University and Chairman of the Board of Trustees of Howard University; director of Lockheed from 1990 to 1995; director of the Council on Foreign Relations and the New York Philharmonic; former U.S. Presidential appointee to the Board of Directors of U.S. Synthetic Fuels Corporation.

PETER B. TEETS (56)

Director since July 1997.

President and Chief Operating Officer of Lockheed Martin since August 1997, President and Chief Operating Officer of Lockheed Martin's Information & Services Sector from March 1995 to July 1997; Vice President of Martin Marietta Corporation from 1985 to 1995, President of Martin Marietta's Space Group from 1993 to 1995 and President of its Astronautics Group from 1987 to 1993.

CARLISLE A. H. TROST (67)

Director since March, 1995. Member of the Audit and Ethics and Compensation Committees and Stock Option Subcommittee.

Retired Admiral, U.S. Navy, 1990; Chief of Naval Operations, United States Navy from 1986 to 1990; Commander in Chief, U.S. Atlantic Fleet, Commander U.S. Seventh Fleet, and Deputy Commander in

Chief of the U.S. Pacific Fleet; director of Lockheed from 1990 to 1995; director of GPU Inc., GPU Nuclear Corp., General Dynamics Corporation, Precision Components Corporation and Bird-Johnson Company; Trustee of the U. S. Naval Academy Foundation and Olmsted Foundation.

JAMES R. UKROPINA (60)

Director since March, 1995. Chairman of the Finance Committee and Member of the Audit and Ethics and Executive Committees.

Partner of O'Melveny & Myers since 1992; Chairman of the Board and Chief Executive Officer of Pacific Enterprises from 1989 to 1991; director of Lockheed from 1988 to 1995; director of Pacific Life Insurance Company; Vice Chairman and member of the Board of Trustees of Stanford University.

DOUGLAS C. YEARLEY (62)

Director since March, 1995. Member of the Compensation, Executive and Finance Committees and Stock Option Subcommittee.

Chairman of the Board and Chief Executive Officer of Phelps Dodge Corporation since 1989 and President since 1991, Executive Vice President of Phelps Dodge Corporation from 1987 to 1989, President of Phelps Dodge Industries, a division of Phelps Dodge Corporation, from 1988 to 1990, Senior Vice President of Phelps Dodge Corporation from 1982 to 1986; director of Lockheed from 1990 to 1995; director of J.P. Morgan & Co. Incorporated, Morgan Guaranty Trust Company of New York, Southern Peru Copper Corporation, and USX Corporation; member of The Business Roundtable, The Business Council and The Conference Board.

BOARD OF DIRECTORS

   The Board of Directors held ten meetings during 1997, of which eight were regularly scheduled meetings. Non-employee directors of the Corporation receive $35,000 annually for service on the Board of which $25,000 is paid in cash and $10,000 is paid in the form of the award of units equivalent to shares of common stock under the Directors Deferred Stock Plan, based on the value of the Corporation's common stock on June 1 of the year for which the award is made. Non-employee directors receive $1,500 for each meeting of the Board of Directors or a committee thereof attended. A non-employee Chairman of the Board receives an additional fee of $40,000 per month. The Corporation's directors discharge their responsibilities throughout the year not only at Board of Directors and committee meetings, but also through personal meetings and other communications, including considerable telephone contact, with the Chairman, the Chief Executive Officer and Vice Chairman, the President and Chief Operating Officer and others regarding matters of interest and concern to the Corporation. Directors are also reimbursed for expenses in connection with attendance at meetings.

   Non-employee directors may defer up to 100 percent of the cash portion of the fees (including committee fees) otherwise payable to the director. Subject to certain limitations, a participating director's deferred fees will be distributed (or distribution will commence) in January following the year in which he or she ceases to be a director. Fees earned in 1996 could be deferred until 1998 regardless of the director's continuing service on the Board of Directors. Deferral elections are irrevocable during any calendar year and must be made before the beginning of the calendar year in which fees are earned. Earnings are accrued on deferred amounts. Depending on a director's investment election, deferred amounts earn interest at a rate that tracks the performance of the prime rate, the published index for the Standard & Poor's 500 (with dividends reinvested) or the performance of the Corporation's common stock. In addition, pursuant to the Directors Deferred Stock Plan, $10,000 of the annual retainer is deferred in the form of units equivalent to shares of common stock on June 1 of each year. Upon retirement, termination of service, death or disability, the plan provides that a director's account be distributed, at the election of the director, in whole shares or in cash except that fractional shares will not be issued but will be payable in cash. At the election of each director, distributions may be made in a lump sum or in installments.

   The Board of Directors currently has five standing committees: Audit and Ethics, Compensation, Nominating, Executive and Finance. There is one standing subcommittee, the Stock Option Subcommittee. Non-employee directors receive $5,000 annually for each committee on which they serve (there are no additional fees for service on the Stock Option Subcommittee). In addition, a non-employee director who serves as Chairman of a Committee receives $4,000 annually, except for the Nominating Committee Chairman who receives $2,000.

   All non-employee directors are provided a $100,000 death benefit, which remains available following retirement, except that the benefit is reduced by the amount of life insurance coverage previously provided to a director of Lockheed or Martin Marietta. The benefit will be increased to include the applicable estimated annual amount of taxes associated with the benefit. In addition, each non-employee director is provided travel accident insurance up to $1,000,000 in the event that the director is involved in an accident while traveling on business related to the Corporation.

   A financial counseling program which provides reimbursement for tax and financial planning and tax preparation services is available to directors and officers. The Corporation pays a maximum of $6,000 per director and $10,000 per officer.

   The Directors Charitable Award Plan provides that upon the death of a director, Lockheed Martin will make donations to tax-exempt organizations previously recommended by the director up to an aggregate of $1 million. Directors are vested under this plan if (a) they have served for at least five years on the Lockheed Martin Board of Directors, including service on the former Lockheed or Martin Marietta Boards of Directors, or (b) their service on the Lockheed Martin Board of Directors is terminated due to death, disability or retirement. Under the terms of the plan, if there is a change in control of the Corporation, all participating directors in the plan shall immediately become vested. Those directors who previously served on Martin Marietta's Board of Directors are all vested in the plan as a result of the combination of the businesses of Lockheed and Martin Marietta (the "Combination").

   Non-employee directors who leave the Board after serving five or more years on the Board of Directors are entitled to receive an annual retirement benefit equal to the amount of the annual retainer fee, including the portion contributed to the Directors Deferred Stock Plan, in effect on the date of the director's retirement. These amounts will be paid annually to the retired director for a period equal to the number of years that the director served on the Board of Directors. If a director who has completed at least five years of service on the Board of Directors (or with the approval of the Nominating Committee, less than five years) retires at the mandatory retirement age under the Corporation's Bylaws, the payment will be made on an annual basis for the director's life. Upon the death of an active director (whether or not he or she served as a director for at least five years) or a retired director receiving benefits, annual payments will be paid to the director's beneficiary for a maximum period of twenty years (less the number of years for which benefits may have already been paid to a retired director). In determining eligibility for benefits and the number of years for which a benefit is payable, service on the Board of Directors includes service as an employee director as well as service on the Lockheed or Martin Marietta Boards of Directors prior to the Combination. However, the amount of any benefit payable under the Lockheed Martin Directors Retirement Plan will be reduced on a dollar-for-dollar basis by the amount of any benefit paid or payable under those companies' retirement plans for directors.

   During 1997, Mr. Marafino performed consulting services to the Corporation with respect to providing representation in connection with the sale or merger of certain properties, serving on the boards of directors of various joint venture companies and/or subsidiaries of the Corporation, providing administrative and other services as requested, and providing advice and counsel to senior management of the Corporation. Mr. Marafino performed these services pursuant to a consulting agreement. The consulting agreement provides for an annual retainer of $250,000 and does not cover his services as a director of the Corporation.

   The Audit and Ethics Committee is presently composed of Mses. Cheney and King and Messrs. Hood, Flournoy, Marafino, Tellep, Trost and Ukropina. During 1997, the Audit and Ethics Committee met five times. The committee has general powers relating to accounting and auditing matters. The committee recommends the selection and monitors the independence of independent auditors for the Corporation, reviews the scope and timing of their work, reviews with the Corporation's management and independent auditors the financial accounting and reporting principles used by the Corporation, the policies and procedures concerning audits, accounting, financial controls, as well as any recommendations to improve existing practices. The committee reviews the results of the independent audit as well as the activities of the corporate internal audit staff. The committee monitors compliance with the Corporation's Code of Ethics and Business Conduct, reviews and resolves all matters presented to it for resolution by the Corporate Ethics Office, and reviews and monitors the adequacy of the Corporation's policies and procedures, as well as the organizational structure for ensuring general compliance with laws and regulations including environmental laws and regulations and the policies and procedures relating thereto; it reviews with the Corporation's management significant litigation and regulatory proceedings in which the Corporation is or may become involved and reviews accounting and financial reporting issues, including the adequacy of disclosure of environmental matters. At least four times annually the committee meets separately and independently with the vice president of internal audit and the Corporation's independent auditors.

   The Compensation Committee is presently composed of Messrs. Murray, Gibbons, Hood, Murphy, Trost and Yearley. During 1997, the committee met three times. The committee recommends the compensation policy and standards of compensation for the Corporation. The committee recommends compensation to be paid to officers reporting to the Executive Office and approves the compensation for all other elected officers. The committee has the power to approve employee benefits provided by all bonus, supplemental and special compensation plans, including pension, insurance and health plans, but excluding performance-based executive compensation plans.

   The Stock Option Subcommittee is presently composed of Messrs. Murray, Gibbons, Hood, Trost and Yearley. During 1997, the subcommittee met four times. The subcommittee administers all of the Corporation's stock option plans, including its 1995 Omnibus Performance Award Plan and approves awards granted thereunder.

   The Nominating Committee is presently composed of Mrs. Cheney and Messrs. Murphy, Flournoy, Gibbons, Hurtt, Murray and Savage. During 1997, the committee met two times. The committee makes recommendations to the Board of Directors concerning the composition and compensation of the Board of Directors, including its size and qualifications for membership. It also recommends nominees to fill vacancies or new positions on the Board of Directors and the Board's nominees for election by the stockholders at an annual meeting of stockholders.

   The Finance Committee is presently composed of Mrs. King and Messrs. Ukropina, Hurtt, Marafino, Savage, Tellep and Yearley. During 1997, the committee met four times. The committee has general powers relating to the management of the financial affairs of the Corporation, including responsibilities related to borrowing arrangements and the investment of the Corporation's available cash resources. It reviews the financial condition of the Corporation, the financial impact of all proposed changes in the capital structure of the Corporation and reviews and makes recommendations regarding the proposed capital expenditure and contributions budgets of the Corporation. The committee also monitors the financial impact and implementation of all trusteed benefit plans sponsored by the Corporation and reviews the performance of the assets and administration of the Corporation's trusteed benefit plans.

   The Executive Committee is presently composed of Messrs. Augustine, Coffman, Hood, Marafino, Murray, Tellep, Ukropina and Yearley. During 1997, the committee met one time. The committee may exercise such powers in the management of the business of the Corporation as may be authorized by the Board of Directors, subject to applicable law.

   Written suggestions submitted by stockholders concerning proposed nominees for election to the Board of Directors will be presented to the Nominating Committee for its consideration. Suggestions should include a brief description of the proposed nominee's qualifications and all other relevant biographical data as well as the written consent of the proposed nominee to act as a director if nominated and elected. In accordance with the Corporation's Bylaws, suggestions should be mailed to the Secretary of the Corporation.

   In addition, the Bylaws of the Corporation require advance notice of any proposal for the nomination for election as a director at an annual meeting of stockholders that is not included in the Corporation's notice of meeting or made by or at the direction of the Board of Directors. In general, nominations must be delivered to the Secretary of the Corporation at its principal executive office, 6801 Rockledge Drive, Bethesda, Maryland 20817, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting and must contain specific information concerning the nominee and the stockholder proposing the nomination. Any stockholder desiring a copy of the Bylaws of the Corporation will be furnished a copy without charge upon written request to the Secretary of the Corporation.

   During 1997, all incumbent directors attended at least 75 percent of Board of Directors and committee meetings. Average attendance at all Board of Directors and committee meetings was 96 percent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table sets forth information with respect to the shares of the Corporation's common stock which are held by persons known to the Corporation to be the "beneficial owners" of more than 5 percent of such stock. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and generally means the power to vote or dispose of securities regardless of any economic interest therein. Except as otherwise noted, all information set forth in the following table is as of December 31, 1997.



                                                                                                       Number           Percent
   Name and Address of Stockholder                                           Class of Stock            of Shares        of Class
   -------------------------------                                           --------------            ---------        --------

State Street Bank and Trust Company as trustee of the                          Common                 26,471,969(1)       13.6%
Lockheed Martin Corporation Capital Accumulation Plan, the Lockheed Martin
Corporation Operation Support Savings Plan, the Lockheed Martin Corporation
Performance Sharing Plan for Bargaining Employees, the Lockheed Martin
Corporation Performance Sharing Plan for Puerto Rico Employees, the Lockheed
Martin Corporation Retirement Savings Plan for Salaried Employees, the Lockheed
Martin Corporation Salaried Savings Plan, the Lockheed Martin Savings and
Investment Plan for Hourly Employees, the Lockheed Martin Energy Systems Inc.
401K Savings Plan for Hourly Employees, The Lockheed Martin Energy Systems
Savings Plan for Salaried and Hourly Employees, the Lockheed Martin Energy
Systems Savings Program and as trustee for various trust and employee benefit plans not associated with the Corporation 225 Franklin Street Boston,
Massachusetts 02110


FMR Corp.                                                                      Common                 12,995,416(2)         6.7%
82 Devonshire Street
Boston, Massachusetts  02109

Oppenheimer Capital                                                            Common                 12,858,314(3)         6.6%
Oppenheimer Tower, World Financial Center
New York, New York  10281

(1)As reported in Schedule 13G, as amended, filed on March 6, 1998 by State Street Bank and Trust Company ("State Street"). State Street held 23,438,041 shares of common stock (approximately 12.1%) as trustee for the Lockheed Martin Corporation benefit plans indicated above; the stockholder has shared voting and dispositive power with respect to these shares. State Street has expressly disclaimed beneficial ownership of said shares. In addition, State Street reported beneficial ownership of 3,033,928 shares of common stock (approximately 1.5%) as trustee for various trust and employee benefit plans not associated with the Corporation.

(2)As reported in Schedule 13G filed on February 10, 1998 by FMR Corp. Although not disclosed in its Schedule 13G, it is the Corporation's belief that Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., also holds 1,899,644 shares of the Corporation's common stock as trustee for the Lockheed Martin Aerospace Savings Plan, Lockheed Martin Tactical Defense Systems Savings Plan, Lockheed Martin Tactical Systems Master Savings Plan, Lockheed Martin Fairchild Corporation Savings Plan, Lockheed Martin IR Imaging Systems, Inc. Savings Plan, Lockheed Martin Vought Systems Corporation Capital Accumulation Plan, Lockheed Martin Librascope Retirement Savings Plan, Sandia Corporation Savings and Income Plan, and Sandia Corporation Savings and Security Plan.

(3)As reported in Schedule 13G filed on March 10, 1998 by Oppenheimer Capital.

   To the best of the Corporation's knowledge, no other person owned more than 5 percent of any class of the Corporation's outstanding voting securities at the close of business on March 9, 1998.

SECURITIES OWNED BY DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS

   The following table shows the number of shares of common stock beneficially owned on January 31, 1998 by the directors and nominees, the Chairman, the Chief Executive Officer and Vice Chairman, and the four next most highly compensated executive officers (during 1997) and by all directors and executive officers as a group. The number of shares shown for each director and each of the named executive officers represented less than 1 percent of the shares of common stock outstanding. The number of shares shown for all executive officers and directors as a group represented .96 percent of the common stock outstanding. Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes.


    NAME OF INDIVIDUAL OR                                   AMOUNT AND NATURE OF
    IDENTITY OF GROUP                                       BENEFICIAL OWNERSHIP
    -----------------                                       --------------------

    Norman R. Augustine..................................      498,111(1)(2)
    Marcus C. Bennett....................................       83,541(2)(3)
    James A. Blackwell, Jr...............................      112,220(2)(4)(8)
    Lynne V. Cheney......................................        1,145(5)(6)(7)
    Vance D. Coffman.....................................      149,512(2)(8)(9)
    Thomas A. Corcoran...................................      120,673(2)(8)(10)
    Houston I. Flournoy..................................        2,037(5)(6)(7)
    James F. Gibbons.....................................        4,369(6)(7)
    Edward E. Hood, Jr...................................        2,410(7)
    Caleb B. Hurtt.......................................        3,246(7)
    Gwendolyn S. King....................................          653(5)(7)
    Vincent N. Marafino..................................      374,437(5)(7)(11)
    Eugene F. Murphy.....................................          610(7)(12)
    Allen E. Murray......................................        3,410(7)
    Frank Savage.........................................        2,884(6)(7)
    Peter B. Teets.......................................      103,322(2)(8)(13)
    Daniel M. Tellep.....................................      157,682(5)(7)(14)
    Carlisle A. H. Trost.................................        1,629(6)(7)
    James R. Ukropina....................................        2,288(6)(7)
    Douglas C. Yearley...................................        2,288(6)(7)

      All executive officers and directors as a group
     (28 individuals including those named above)            1,875,431(2)(6)(7)(8)(15)

(1) Includes 390,000 shares not currently owned but which could be acquired within 60 days following January 31, 1998 by Mr. Augustine through the exercise of stock options.

(2) Where appropriate, the shares shown include an approximation of the number of shares attributable to the participant's account in the Lockheed Martin Corporation Salaried Savings Plan as of January 31, 1998. Executive officers do not have investment power over shares contributed by the Corporation as matching contributions to that plan but do have investment power over shares purchased with their own contributions or contributed by the Corporation prior to January 1, 1997 as matching contributions to the Lockheed Martin Corporation Performance Sharing Plan.

(3) Includes 55,500 shares not currently owned but which could be acquired within 60 days following January 31, 1998 by Mr. Bennett through the exercise of stock options.

(4) Includes 96,555 shares not currently owned but which could be acquired within 60 days following January 31, 1998 by Mr. Blackwell through the exercise of stock options.

(5) Shared voting and investment power.

(6) Includes shares held in trust under the former Lockheed Directors' Deferred Compensation Plan, pursuant to which $5,000 was paid annually on behalf of each non-employee director to a trust maintained for the purpose of purchasing Lockheed common stock on the open market for the benefit of non-employee directors. Prior to 1993, directors could also direct a portion of the annual cash payment and meeting fees to the trust for the purchase of common stock. All shares in the trust were exchanged for common stock of the Corporation after the Combination. Other cash amounts voluntarily deferred by directors are credited with interest at the current rate of interest specified and published by the Secretary of the Treasury pursuant to Public Law 92-41, 85 Stat. 97. Deferred amounts are distributable after a participant ceases to be a director. In the event a participant's status as a director is involuntarily terminated other than by death, all deferred cash remuneration (plus interest) and all common stock in the director's trust account will be distributed within fifteen days of termination. As of December 31, 1997, Mrs. Cheney and Messrs. Flournoy, Gibbons, Savage, Trost, Ukropina and Yearley have been credited with 246; 247; 2,329; 1,251; 1,219; 247; and 247 shares, respectively, pursuant to the plan. The directors do not have or share voting or investment power for their respective shares held in the trust except in the event of a tender offer.

(7) Includes stock units under the Lockheed Martin Corporation Directors' Deferred Stock Plan. As of January 31, 1998, each of Mses. Cheney and King and Messrs. Flournoy, Gibbons, Hood, Hurtt, Murphy, Murray, Savage, Trost, Ukropina and Yearley have been credited with 409 shares and Messrs. Marafino and Tellep have been credited with 231 shares. The directors do not have or share voting or investment power for their respective plan shares.

(8) In April 1996, the Corporation's stockholders approved the Lockheed Martin Corporation Deferred Management Incentive Compensation Plan (the "Plan") which provides certain key management employees of the Corporation and its subsidiaries the opportunity to elect annually to defer receipt until termination of service or beyond all or a portion of incentive compensation awards under the Lockheed Martin Management Incentive Compensation Plan. The Plan provides that a participant may choose annually between two accounts (the "Interest Investment Option" or the "Stock Investment Option") pursuant to which earnings on deferred amounts will accrue. Under the Stock Investment Option, earnings on deferred amounts will accrue at a rate that tracks the performance of the Corporation's common stock (including reinvestment of dividends). Under the Interest Investment Option, earnings on deferred amounts will accrue at a rate equivalent to the then published rate for computing the present value of future benefits under Cost Accounting Statement 415, Deferred Compensation. Where appropriate, the shares shown include an approximation of the number of stock units in the participant's account as of January 22, 1998, the latest date for which such information is available.

(9) Includes 125,000 shares not currently owned but which could be acquired within 60 days following January 31, 1998 by Dr. Coffman through the exercise of stock options.

(10)Includes 105,000 shares not currently owned but which could be acquired within 60 days following January 31, 1998 by Mr. Corcoran through the exercise of stock options.

(11)Includes 307,436 shares not currently owned but which could be acquired within 60 days following January 31, 1998 by Mr. Marafino through the exercise of stock options.

(12)Mr. Murphy, GE's nominee to the Corporation's Board of Directors, specifically disclaims beneficial ownership of shares of Lockheed Martin held by GE.

(13)Includes 72,500 shares not currently owned but which could be acquired within 60 days following January 31, 1998 by Mr. Teets through the exercise of stock options.

(14)Includes 125,000 shares not currently owned but which could be acquired within 60 days following January 31, 1998 by Mr. Tellep through the exercise of stock options.

(15)Includes 1,179,368 shares of common stock not currently owned by members of the group but which could be acquired within 60 days following January 31, 1998 through the exercise of stock options.

COMPENSATION OF EXECUTIVE OFFICERS

   The following tables show annual and long-term compensation awarded, earned or paid for services in all capacities to the Corporation of the Chief Executive Officer and the next four most highly compensated executive officers for the fiscal year ended December 31, 1997. Mr. Augustine served as Chief Executive Officer until his retirement on August 1, 1997, when Dr. Coffman assumed that office. Other than as set forth below, no annual or long-term compensation of any kind was paid to the Chief Executive Officer or other named executive officers by the Corporation for the year ended December 31, 1997. In addition, the information set forth in the tables captioned "Option/SAR Grants in Last Fiscal Year" and "Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values," relate to stock options and stock appreciation rights (SARs) with respect to the Corporation.



                           SUMMARY COMPENSATION TABLE


                                                       Annual Compensation
                                           ---------------------------------------------

Name and                                                                   Other Annual
Principal Position            Year          Salary           Bonus         Compensation(2)
------------------            ----          ------           -----         ------------

NORMAN R. AUGUSTINE           1997      $   919,099(1)    $1,000,000(1)    $  59,673
Chairman                      1996        1,137,500        1,600,000          43,575
                              1995          983,846        1,300,000          29,815

VANCE D. COFFMAN              1997          899,744        1,100,000         163,547
Chief Executive Officer       1996          695,961          890,000         135,145
& Vice Chairman               1995          459,904          448,200         487,707

PETER B. TEETS                1997          580,231          700,000         147,039
President &                   1996          488,750          416,500          15,006
Chief Operating               1995          458,846          425,000          15,560
Officer

MARCUS C. BENNETT             1997          596,750          614,100          29,612
Executive Vice                1996          525,942          556,700         135,284
President & Chief             1995          464,615          443,500          34,977
Financial Officer

THOMAS A. CORCORAN            1997          490,750          523,400          34,040
Vice President, Sector        1996          457,500          443,500          24,969
President - Electronics       1995          424,705          370,000          30,106

JAMES A. BLACKWELL,JR.        1997          474,510          470,500          33,387
Vice President, Sector        1996          430,000          394,700         204,870
President - Aeronautics       1995          371,154          345,300         188,960



                                             Long Term Compensation
                                                     Awards
                                      -------------------------------------
                                         Securities
Name and                                  Underlying            LTIP           All Other
Principal Position            Year       Options/SARs          Payouts        Compensation(4)
------------------            ----       ------------          -------        ------------

NORMAN R. AUGUSTINE           1997         140,000                   ---       $   29,615
Chairman                      1996         120,000                   ---            5,249
                              1995         100,000            $2,746,950        5,504,499

VANCE D. COFFMAN              1997         100,000             336,619(3)          32,759
Chief Executive Officer       1996          45,000             189,617(3)          33,406
& Vice Chairman               1995          30,000             299,162(3)         244,229

PETER B. TEETS                1997          35,000                   ---           21,132
President &                   1996          30,000                   ---            5,250
Chief Operating               1995          30,000               662,910        1,534,845
Officer

MARCUS C. BENNETT             1997          45,000                   ---           21,667
Executive Vice                1996          33,000                   ---            5,250
President & Chief             1995          30,000               606,150        1,611,529
Financial Officer

THOMAS A. CORCORAN            1997          60,000                  ---            18,194
Vice President, Sector        1996          30,000                  ---             5,250
President - Electronics       1995          30,000                  ---         1,633,650

JAMES A. BLACKWELL,JR.        1997          30,000             169,219(3)          17,659
Vice President, Sector        1996          30,000              92,754(3)          20,640
President - Aeronautics       1995          25,000              67,084(3)          93,743




(1) Amounts reported for salary (including accrued vacation) and bonus were based on Mr. Augustine's annualized salary of $1,250,000 and bonus of $1,714,286, and prorated to August 1, 1997, the date he retired as Chief Executive Officer of the Corporation.

(2) Amounts reported under the column generally represent amounts reimbursed for the payment of taxes and financial counseling fees. Some executives of the Corporation received certain perquisites from the Corporation. During 1997, the cost of the perquisites furnished to each executive officer with the exceptions of Dr. Coffman and Mr. Teets did not exceed the lesser of $50,000 or 10 percent of the total annual salary and bonus of that executive officer as reported in the table above. On occasion, the Corporation determines that it is in its best interest to pay membership fees, dues and other expenses related to employee participation in professional and social organizations. Determinations are made on a case-by-case basis rather than pursuant to a formal program or plan. The amount reported in 1997 for Dr. Coffman includes a one-time membership fee of $51,410; the amount reported for Mr. Teets in 1997 includes a one-time membership fee of $52,115. The amounts reported for Mr. Blackwell in 1996 and 1995 include payments of $161,603 and $72,576 for relocation expenses, consistent with the Corporation's policies and procedures.

(3) Amounts reported represent payouts of awards earned under the Long Term Performance Plan of Lockheed Corporation and its Subsidiaries. Upon consummation of the combination of Lockheed and Martin Marietta, this plan was terminated as an active plan and no further awards will be made.

(4) Amounts include the Corporation's 1997 contributions under the Lockheed Martin Corporation Salaried Savings Plan for Messrs. Augustine, Coffman, Teets, Bennett, Corcoran, and Blackwell of $2,923; $4,750; $2,923; $2,821; $3,150; and $3,143, respectively, and the Corporation's 1997 contributions under the Lockheed Martin Corporation Supplemental Savings Plan for Messrs. Augustine, Coffman, Teets, Bennett, Corcoran, and Blackwell of $26,692; $28,009; $18,209; $18,846; $15,044; and $14,516, respectively.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)


   Shown below is information on grants of stock options exercisable for common stock awarded during 1997 pursuant to the Lockheed Martin 1995 Omnibus Performance Award Plan ("Omnibus Plan")(2) to the named executives.






                                                        Individual Grants
------------------------------------------------------- ---------------------------------------------------------------
                                         Number of              % of Total
                                         Securities           Options/SARs
                                         Underlying             Granted to          Exercise or
                                        Options/SARs            Employees           Base Price           Expiration
              Name                        Granted                in 1997            Per Share               Date
--------------------------------      ----------------     ------------------      -------------        -------------

NORMAN R. AUGUSTINE                        140,000             4.8%               $91.125                1/22/07

VANCE D. COFFMAN                           100,000             3.5%                91.125                1/22/07

PETER B. TEETS                              35,000             1.2%                91.125                1/22/07

MARCUS C. BENNETT                           45,000             1.6%                91.125                1/22/07

THOMAS A. CORCORAN                          30,000             1.0%                91.125                1/22/07
                                            30,000(4)          1.0%                84.500                4/17/07

JAMES A. BLACKWELL, JR.                     30,000             1.0%                91.125                1/22/07





                                                 Potential Realizable
                                                   Value at Assumed
                                                 Annual Rates of Stock
                                                 Price Appreciation For
                                                     Option Term(3)
-------------------------------------       ---------------------------------




              Name                              5%              10%
--------------------------------                --              ---

NORMAN R. AUGUSTINE                          $8,023,123       $20,332,169

VANCE D. COFFMAN                              5,730,802        14,522,978

PETER B. TEETS                                2,005,781         5,083,042

MARCUS C. BENNETT                             2,578,861         6,535,340

THOMAS A. CORCORAN                            1,719,241         4,356,893
                                              1,594,248         4,040,137

JAMES A. BLACKWELL, JR.                       1,719,241         4,356,893





(1) No SARs were granted in 1997.

(2) Awards are granted at the discretion of the Stock Option Subcommittee, a disinterested subcommittee of the Board of Directors made up of non-employee directors, upon the recommendation of management. The Omnibus Plan requires that awards be evidenced by an award agreement setting forth the number and type of stock-based awards and the terms and conditions applicable to the award as determined by the Stock Option Subcommittee. In 1997, the only type of instrument awarded under the Omnibus Plan was nonqualified stock options. Under the January 1997 award agreements, options vest and become exercisable in two equal installments on the first and second anniversary dates following the grant. Options expire 186 days following termination of employment, except in instances following death, disability, divestiture, layoff or retirement. In the event of death, all outstanding options vest immediately and will expire three years following the date of death, but in no event more than ten years after the date of grant. In instances of disability, all outstanding options vest immediately and expire on the normal expiration date, ten years following the date of grant. In cases of layoff the award agreement states that the terms of all outstanding options will be unaffected. In cases of divestiture, outstanding options which are vested as of the effective date of the divestiture will terminate one year from the effective date or the option's normal expiration date, whichever occurs first; options which are not vested as of the effective date of the divestiture will be treated in accordance with the provisions of the award pertaining to termination of employment. In cases of retirement on or after the first vesting date, the award agreement states that the terms of all outstanding options will be unaffected by such retirement. Generally retirement before the first vesting date is treated as a termination. In the event of a change of control, the options would vest to the extent not already vested.

(3) The dollar amounts set forth in these columns are the result of calculations assuming 5% and 10% annual return rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Corporation's common stock price.

(4) Under the April 1997 award agreement, options vest and become excercisable on the fourth anniversary date following the grant. The terms of the April 1997 award are otherwise the same as the January 1997 awards.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES

   Shown below is information relating to the exercise of stock options and stock appreciation rights (SARs) during the last completed fiscal year and the fiscal year-end value of unexercised options of common stock and SARs for the named executives.

                                                                        Number of Securities
                                                                       Underlying Unexercised
                                 Shares                          Options/SARs at Fiscal Year End
                                Acquired          Value          -------------------------------
Name                          on Exercise       Realized         Exercisable             Unexercisable
----                          -----------       --------         -----------             -------------

NORMAN R. AUGUSTINE                     0                $0           260,000                  200,000

VANCE D. COFFMAN                        0                 0            52,500                  122,500

PETER B. TEETS                          0                 0            40,000                   50,000

MARCUS C. BENNETT                  24,400         1,247,500            16,500                   61,500

THOMAS A. CORCORAN                      0                 0            75,000                   75,000

JAMES A. BLACKWELL, JR.             3,830           229,225            66,555                   45,000




                                  Value of Unexercised In-the-Money
                                   Options/SARs at Fiscal Year End
                                   -------------------------------
Name                            Exercisable             Unexercisable
----                            -----------             -------------

NORMAN R. AUGUSTINE                 $10,737,500              $2,495,000

VANCE D. COFFMAN                      1,722,188               1,285,938

PETER B. TEETS                        1,488,750                 623,750

MARCUS C. BENNETT                       402,188                 734,063

THOMAS A. CORCORAN                    3,148,125               1,006,875

JAMES A. BLACKWELL, JR.               3,070,913                 586,875

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview

   GOAL. The Corporation's goal is to be recognized as the world's premier systems engineering and technology enterprise, meeting the needs of its customers with high-quality products and services. In so doing, the Corporation believes that it can produce superior returns for its stockholders. To achieve this goal, the Corporation must attract and retain the services of dedicated and talented individuals. This requires a compensation program that is competitive with that of other companies with whom the Corporation competes for talent, provides incentives to meet or exceed the Corporation's objectives and makes prudent use of the Corporation's resources.

   COMPOSITION OF THE COMPENSATION COMMITTEE. The Board of Directors relies upon an independent Compensation Committee consisting entirely of Board members who are neither officers nor employees of the Corporation to oversee the Corporation's compensation program. Among the duties of the Committee is that of reviewing the Corporation's executive compensation policies and programs and recommending the form and amount of compensation to be paid to the Corporation's executive officers. The Board ratified the recommendations of the Compensation Committee in 1997.

   ROLE OF THE STOCK OPTION SUBCOMMITTEE. The Corporation has acted to minimize the amount of compensation paid by the Corporation that may not be deducted for federal income tax purposes. To allow employee stock options to fit within certain exceptions to limitations on the deductibility of compensation, options are awarded by the Stock Option Subcommittee, in compliance with these exceptions. This report is submitted by both the Compensation Committee and the Stock Option Subcommittee and references to the term "Committee" include both.

   PHILOSOPHY. The overall philosophy of the executive compensation program is that each executive officer should have the opportunity to receive compensation in a range competitive with that offered executives with similar responsibilities at other companies of comparable size, complexity and quality. Only in this way can the Corporation effectively compete with such companies for the services of these individuals. An executive's compensation package is structured so that the total compensation received by the executive is dependent on the performance of that executive and the performance of the Corporation. The Committee believes that this structure aligns the interests of the Corporation's executives with those of its stockholders and provides executives additional incentives to achieve and sustain superior performance. Further, in setting an executive's total compensation, the Committee must balance the need to offer an attractive compensation package with its obligation to make prudent use of the Corporation's resources.

   COMPENSATION STRUCTURE. The Corporation's executive compensation structure includes three elements. These are base salary and annual incentive compensation, which constitute an executive's annual compensation, and stock options which constitute long-term compensation. As more fully described below, two of the three elements (annual incentive compensation and stock options) are at risk as their value is entirely dependent upon individual and company performance.

   METHODS. The process of determining executive compensation is subjective and is entirely within the discretion of the Committee. In determining levels of compensation, the Committee relies upon survey data gathered by nationally recognized consulting firms specializing in executive compensation as well as upon other nationally recognized survey sources. Information is gathered both as to companies included within the Peer Issuers Index (included on page 23 of this Proxy) and as to a broader group of 27 publicly held industrial companies of a size, complexity and quality similar to that of the Corporation. The Boeing Company is the only company included in both the larger survey comparator group and the Peer Issuers Index.

Compensation in 1997

   ANNUAL COMPENSATION - BASE SALARY. In accordance with the Committee's philosophy, the Committee seeks to set base salary levels at the 50th percentile of the surveyed companies with flexibility to pay within a range around the 50th percentile, consistent with the executive's responsibilities, level of experience, performance in past years and competence. Therefore, over time, and as the result of sustained superior performance, individual executive base salaries may exceed the market 50th percentile. Throughout this report, comparisons to the 50th percentile refer to figures that have been weighted to reflect the size of the business unit, as measured by a regression analysis of sales, in comparison to the broader group of 27 publicly held industrial companies.

   Mr. Augustine served as Chief Executive Officer of Lockheed Martin during 1997 until his retirement on August 1, 1997. He received no adjustment in base salary during this period.

   Dr. Coffman was elected Vice Chairman and Chief Executive Officer of
Lockheed Martin, succeeding Mr. Augustine as Chief Executive Officer, effective August 1, 1997. He received a 33 percent base salary increase at the time he was elected Chief Executive Officer. Dr. Coffman's resulting base salary is approximately 11 percent below the 50th percentile when compared to other Chief Executive Officers.

   While the Committee seeks to set executive salaries at or about the 50th percentile, management succession during 1997 and the need for an orderly transition from an executive's previous salary level to that appropriate for the new position were strong contributing factors in determining the level of compensation for Dr. Coffman. In 1997, the base salary levels for the named executives, excluding Mr. Augustine and Dr. Coffman, were approximately 3 percent above the 50th percentile.

   ANNUAL COMPENSATION - INCENTIVE. The Corporation maintains an incentive plan known as the Lockheed Martin Corporation Management Incentive Compensation Plan
(MICP). The primary purpose of the MICP is to provide executives an opportunity to earn additional compensation based on performance. The MICP provides an opportunity for annual cash incentives based upon an evaluation of the performance of the Corporation or a specified operating subsidiary or business unit against certain pre-established goals. This requires an appraisal of each executive's contribution to this performance. These reviews are subjective and within the discretion of the Committee. All of the executive officers of the Corporation participate in the plan. Each participant in the MICP is assigned a targeted percentage of base salary. MICP target levels are in a range that is comparable to incentive targets for similar level positions in the Corporation's comparator group of 27 publicly held industrial companies. The amount of incentive compensation generated by the target is further adjusted in consideration of individual and business unit performance or overall corporate performance in the case of corporate staff, and actual awards may fall above or below the market 50th percentile. Adjustments for performance are based upon consideration of the achievement of targeted goals which include standard measures of financial performance such as orders, sales, earnings, earnings per share, return on equity, cash generation, and backlog as well as technical achievement, product performance and quality, customer satisfaction, and adherence to ethical standards. These goals are established at the beginning of each plan year and are based in part upon the Corporation's Long Range Plan.

   Adjustments for the individual performance of the Chief Executive Officer are determined by the Committee. Adjustments for business unit and corporate performance are determined by the Corporation's executive office, subject to the review and approval of the Committee. Under the MICP, if the maximum adjustments for individual and business unit performance are made, the maximum amount that the Chief Executive Officer would receive is approximately 137 percent of base salary. The total amount of MICP awards may be further affected by the amount of funds allocated for awards. If the amount allocated by the Board of Directors is less than the aggregate of all proposed payments, payments will be reduced on a pro rata basis.

   The Committee retains complete discretion in performing these reviews and in determining the amount of actual awards, if any. Consequently, no particular analytical weighting of criteria is required or performed. Following review of the achievements of the Corporation and its operating units as compared to target goals established at the beginning of the plan year, a comparative review of the individual contributions of each participant towards achieving these goals is conducted. The Committee also considers qualitative measures of performance such as adherence to and implementation of the Corporation's policy on ethics and standards of conduct, customer satisfaction and product quality. In performing these evaluations, except as to any award to be made to the Chief Executive Officer, the Committee also considers the recommendations of the Chief Executive Officer.

   For purposes of determining awards under the MICP for Mr. Augustine and Dr. Coffman and the other four named executive officers, the Committee measured the Corporation's or business unit's performance against the various financial, business development and operations goals discussed above. In addition, the Committee considered other significant accomplishments such as the continued successful execution of the Corporation's consolidation plans and the agreement reached with Northrop Grumman to acquire Northrop Grumman. Awards were made in January 1998 with respect to performance in the year ended December 31, 1997. Mr. Augustine's actual award, $1,000,000 as specified by the Board, represented an amount which was prorated to his date of retirement. Annualized ($1,714,286) this award represents approximately 137 percent of base salary or approximately 76 percent of total cash compensation. Dr. Coffman's annual incentive of $1,100,000 represented approximately 105 percent of base salary or approximately 51 percent of total cash compensation. The reference to total cash compensation here and elsewhere in this report relates to annual base salary, as of year end 1997, or in the case of Mr. Augustine, prior to retirement, and the incentive award paid in 1998 for 1997 performance. Compared to the survey group, Mr. Augustine's award was approximately 45 percent above the 50th percentile, while his total cash compensation was approximately 25 percent above the 50th percentile. Compared to the survey group, Dr. Coffman's award was approximately 7 percent below the 50th percentile (Chief Executive Officer position), while his total cash compensation was approximately 9 percent below the 50th percentile (Chief Executive Officer position). With respect to the remaining four named executive officers as a group, on average, annual awards represented approximately 99 percent of base salary or 50 percent of total cash compensation and were approximately 39 percent above the average annual awards of the comparison group, while total cash compensation for the group was approximately 18 percent above the market 50th percentile. These award levels reflect the superior performance of the named individuals and of the Corporation and are consistent with the Committee's philosophy on executive compensation.

   LONG-TERM COMPENSATION - OMNIBUS PERFORMANCE AWARD PLAN. The Lockheed Martin Corporation Omnibus Performance Award Plan ("Omnibus Plan") was approved by the stockholders in 1995. The Omnibus Plan provides for the granting of performance-related awards in various forms including stock options, stock appreciation rights, restricted stock and other share-based awards or cash-based incentive awards such as performance units. Since its adoption, the only type of award made under the Omnibus Plan has been nonqualified stock options. Stock options awarded under the Omnibus Plan directly link the compensation provided to executive officers and a group of approximately 2,200 key personnel in 1997 with gains realized by the Corporation's stockholders. The purpose of the option program is to provide additional incentives to employees to strive to maximize stockholder value. The vesting periods associated with stock options encourage continued employment with the Corporation while also serving to confer upon recipients an ownership interest in the Corporation. All options awarded have an exercise price equal to the closing market price of the Corporation's common stock on the date of grant, and, therefore, have no value to the recipient unless the price of the Corporation's common stock increases.

   The number of options granted to key executives is based upon survey data relating to the same corporations surveyed in conjunction with setting base salaries and annual incentives. Since long-term awards vest over time, the Corporation grants new awards to key executives to provide continuing incentives for future performance without regard to the number of options currently held by the recipient. The Committee believes that stock ownership by executives is extremely important and discusses the Corporation's stock ownership guidelines under the caption "Stock Ownership Guidelines." As previously noted, grants of options under the Omnibus Plan are made by the Stock Option Subcommittee. The determination of the number of options awarded is within the complete discretion of the Subcommittee. In exercising its discretion, the Subcommittee generally follows the same procedures as are followed by the Compensation Committee in determining the amount of incentive compensation awards.

   Consistent with the Corporation's compensation philosophy, the Subcommittee strives to provide option awards to key executives, as a multiple of base salary, near the average of awards made by firms in the Corporation's 27-firm comparator group. Mr. Augustine received a grant of 140,000 stock options in January 1997, the value of which was approximately 2 percent below the 50th percentile. In consideration of Mr. Augustine's recognized role in the leadership of Lockheed Martin, the Committee elected to authorize Mr. Augustine's stock option grant to vest in the normal course and be exercisable for the duration of the original grant. Dr. Coffman received a grant of 100,000 options, the value of which was approximately 30 percent below the 50th percentile (Chief Executive Officer position). The remaining named executives received on average awards that were approximately 13 percent below the 50th percentile level of awards granted by the companies comprising the comparison group.

   SUMMARY. Mr. Augustine's total annualized compensation for 1997, consisting of base salary, annual incentive compensation, and long term compensation, was approximately 8 percent above the 50th percentile. Dr. Coffman's total compensation for 1997, consisting of base salary, annual incentive compensation and long term compensation was approximately 22 percent below the 50th percentile (Chief Executive Officer position). The total compensation of the remaining named executives for 1997 fell at the 50th percentile.

Relationship of Awards to Corporate Performance

   The Corporation had an outstanding year in 1997 and compensation awarded to the Corporation's executive officers (including the named executives) reflects this. Lockheed Martin's stock price appreciation, plus reinvested dividends, produced a 9.5 percent return in the year 1997 and an annual average return of 28 percent since public trading of the Corporation's common stock began on March 16, 1995. This return compares favorably with the 25 percent return of the Peer Issuers Index and the 30 percent total return recorded by the Standard & Poor's 500 Index over this same period. The Corporation made concrete its stated goal of delivering high quality products and services to its customers by achieving a 96 percent success rate on 640 measurable events, garnering average award fees of over 90 percent. The Corporation exceeded both the earnings and cash generation estimates contained in the Corporation's Long Range Plan. At the same time, the Corporation laid a strong foundation for the future achieving an enviable win rate on programs and winning a number of major competitions including Wind Corrected Munitions Dispersion, New Scottish Air Traffic Control Centre, Spanish Frigates, Postal Tray Management System, Italian C-130J Aircraft, Apache Prime Vendor Support, F-117 Total Systems Support, Titan Satellite/Launcher Integration, New Jersey Toll Collection, and Joint SIGINT Architecture Family. The Corporation achieved a greater than two-thirds win rate, both of programs and dollars bid. The Corporation's consolidation efforts also continued to benefit stockholders, customers and taxpayers. The Corporation is on track to achieve, by 1999, projected steady-state annual savings of nearly $2.6 billion from consolidation initiatives arising from previous merger and acquisition activities, including the Lockheed-Martin Marietta and Lockheed Martin-Loral combinations. The Northrop Grumman combination provides the potential for an additional approximately $1 billion in steady-state annual savings.

   As in the prior year, portfolio shaping remains an important part of the Corporation's long-term strategy to manage cash flow and enhance stockholder value. During 1997, the Corporation repositioned ten non-core former business units as a new independent company, L-3 Communications Holdings, Inc. The Corporation and GE announced an agreement for GE Medical Systems to purchase the assets of Lockheed Martin Medical Imaging Systems, a unit that manufactures and sells medical imaging equipment. In addition, the Corporation and GE announced a definitive agreement to exchange a subsidiary comprising two non-core commercial business units, the Corporation's investment in a telecommunications partnership and cash for all outstanding shares of Lockheed Martin Series A preferred stock held by GE. The preferred stock was convertible into 29 million equivalent shares of Lockheed Martin common stock.

   The Committee believes that these and other achievements of the Corporation reflect the hard work and dedication of each of the Corporation's employees and the leadership of the Corporation's executive officers including the named executives and the two individuals who served as Chief Executive Officer during 1997. In setting the compensation awarded to these individuals, the Committee specifically considered the tangible results of this leadership which have been instrumental in enhancing stockholder value.

Stock Ownership Guidelines

   The Board of Directors believes that a close alignment of the interests of the Corporation's executives and its stockholders is imperative. Reflecting this belief, in 1995, the Board adopted stock ownership guidelines that apply to employees of the Corporation who participate in the MICP and who have an annual base salary of $100,000 or more. Under the guidelines, the Chief Executive Officer is expected to have an ownership interest in the Corporation's common stock of at least five times his or her salary. The President is expected to have an ownership interest in the Corporation's common stock of at least four times his or her salary. Executive Vice Presidents, Sector Presidents and Senior Vice Presidents, a grouping that includes the remaining named executives, are expected to have ownership interests of three times base salary. Other employees subject to the guidelines are expected to have ownership interests of two times base salary. Although there is no specific time period in which an employee subject to the guidelines must meet these targets, continuous progress is expected and employees must certify annually that they are making such progress. Ownership represented by unexercised stock options is not considered for the purpose of meeting the guidelines. The Corporation has recommended that employees who have not reached their targets use specified percentages of any incentive compensation award they receive to do so.

Executive Compensation - Tax Deductibility

   For income tax purposes, publicly held corporations are not permitted to deduct compensation paid to any named executive in excess of $1 million. As discussed under the caption "Role of Stock Option Subcommittee," stock option grants under the Omnibus Plan made by the Committee meet the requirements for deductible compensation under Internal Revenue Code Section 162(m). The Committee believes that the decrease in tax liability that would result from further action to reduce exposure to the $1 million limitation is of insufficient magnitude to warrant alteration to the present compensation system which is achieving the compensation objectives of the Committee discussed above and which retains the flexibility of the Committee to exercise subjective judgment in assessing an executive's performance. The Committee has concluded that approximately $600,000 of the compensation awarded in 1997 is not deductible on account of the $1 million limitation.



    Submitted by the Compensation Committee and Stock Option Subcommittee,


   /s/Allen E. Murray
   --------------------------------------
   Chairman - Compensation Committee
   Chairman - Stock Option Subcommittee



   /s/James F. Gibbons                                 /s/Carlisle A. H. Trost
   --------------------------------------              ------------------------------
   James F. Gibbons                                    Carlisle A. H. Trost
   Compensation Committee                              Compensation Committee
   Stock Option Subcommittee                           Stock Option Subcommittee



   /s/Edward E. Hood, Jr.                              /s/Douglas C. Yearley
   --------------------------------------              ------------------------------
   Edward E. Hood, Jr.                                 Douglas C. Yearley
   Compensation Committee                              Compensation Committee
   Stock Option Subcommittee                           Stock Option Subcommittee



   /s/Eugene F. Murphy
   --------------------------------------
   Eugene F. Murphy
   Compensation Committee

EXECUTIVE BENEFITS

   The Lockheed Martin Corporation Post-Retirement Death Benefit Plan for Elected Officers provides a death benefit for retired elected officers of the Corporation at a level of 1.5 times the officer's base salary at the time of retirement. The amount payable under the plan is reduced to the extent an officer has not waived his or her benefits (if any) under the Martin Marietta Post-Retirement Death Benefit Plan or the Lockheed Post Retirement Death Benefit Plan. Officers of the Corporation are also provided personal liability insurance coverage while employed as an officer of $5,000,000 and accidental death and dismemberment coverage while employed as an officer of $1,000,000.

   Certain former officers of Lockheed were eligible for awards beginning in 1993 under the Long Term Performance Plan of Lockheed and its Subsidiaries. This plan was similar to a predecessor plan sponsored by Lockheed which was terminated effective March 15, 1995. Awards were based on financial performance over 3-year performance cycles, beginning in 1993 and 1994. Performance measurements for each cycle were based on absolute percentage gain in total stockholder value as compared to an absolute target and investment value relative to a peer group investment value. In April 1996, all participants received prorated awards under the plan for the 1993 cycle. In April 1997, all participants received prorated awards under the plan for the 1994 cycle, the last cycle for which this plan was in effect. Payments made under this plan for the 1993 and 1994 cycles were reduced by any payment made to a participant under corresponding cycles of the predecessor plan. Payments were made in cash unless the participant elected to defer the payment.

   Key management employees may defer receipt of all or a portion of an incentive compensation award under the Lockheed Martin Corporation Deferred Management Incentive Compensation Plan. The amount with accrued earnings generally will be paid in a lump sum or in up to fifteen annual installments as elected by the employee at the time the employee makes a deferral election. A participant may elect to receive earnings on amounts deferred by reference to either (i) the published rate for computing the present value of future benefits under Cost Accounting Standard No. 415; or (ii) the performance of the Corporation's common stock (including reinvestment of dividends). All amounts accumulated under the plan must be paid in a lump sum within fifteen days following a change of control.

   Prior to March 15, 1995, Lockheed had entered into severance agreements (the "Termination Benefits Agreements") with officers of that corporation. Those agreements generally provide for the payment of certain benefits described below if, within three years after the occurrence of certain events with respect to Lockheed, the covered officer either (a) is terminated by Lockheed (other than on account of death, disability or retirement of the officer or for "cause" as defined in the Termination Benefits Agreements), or (b) terminates his or her employment with Lockheed for "good reason" (as defined in the Termination Benefits Agreements).

   The Termination Benefits Agreements provide for a lump sum cash payment equal to the sum of the following amounts: two times the officer's base annual salary at the time of the triggering event or termination, two times an amount determined by multiplying the officer's base salary by the average percentage of awards under the Lockheed Management Incentive Compensation Plan to base salary paid during the last two years, and the cash value of the officer's contingent award established under the Lockheed Long Term Performance Plan for each incomplete performance cycle as of the date of termination, calculated on the basis that all performance goals were fully attained and such performance cycles were completed in their entirety. The Termination Benefits Agreements also provide for a payment equal to the value of certain health and dental insurance plans and other fringe benefits as in effect prior to the change in control for a two-year period following termination. Additional benefits provided by the Termination Benefits Agreements include the vesting of all retirement benefits and the addition of two years of credited service under Lockheed's salaried retirement plans and the entitlement to two additional years of matching contributions under Lockheed's savings plans. Benefits under the Termination Benefits Agreement may be subject to an excise tax payable by the officer, and may not be deductible by the Corporation, to the extent they exceed certain statutory limitations

   Prior to March 15, 1995, Martin Marietta had entered into employment agreements with certain of its officers ("Executive Agreements"). Under the Executive Agreements, following certain events, the officer may, for "good cause" (as that term is defined in the Executive Agreements) and within two years of that event and within six months after the date on which circumstances constituting good cause exist, give notice that he or she elects to terminate employment under the agreement. Upon receipt of such notice, or upon involuntary termination by Martin Marietta, the Executive Agreements require Martin Marietta to pay the officer an amount equal to three times his or her average annual taxable compensation for the preceding five years, less one dollar, as well as any other compensation or benefits due and any amount necessary to compensate the officer for any excise tax imposed with respect to payments made under the Executive Agreement or any other agreement between the officer and Martin Marietta.

   The Corporation has adopted the Termination Benefits Agreements and the Executive Agreements and has assumed the rights and obligations of Lockheed and Martin Marietta thereunder.

   The Combination constituted events under the Termination Benefits Agreements and the Executive Agreements which would entitle the officers to the payment of benefits under the applicable agreement if there is a termination of employment and the termination satisfies the requirements of the applicable agreement within the time frame contained in the agreement. Dr. Coffman and Mr. Blackwell held Termination Benefits Agreements. Dr. Coffman voluntarily waived his rights under his Termination Benefits Agreement as it related to the combination of Lockheed and Martin Marietta. Messrs. Augustine, Bennett and Teets held Executive Agreements. Mr. Augustine voluntarily waived his rights under his Executive Agreement as it related to the combination of Lockheed and Martin Marietta.

   The Termination Benefits Agreements expired on March 15, 1998. The Executive Agreements expired on March 15, 1997.

   Lockheed Martin has entered into retention agreements with certain officers of the Corporation. The agreements generally provide for the payment of certain benefits described as follows. If the Corporation wins a specified major program competition, and the covered executive remains employed through December 31, 2001, the benefit ("retention benefit") will be equal to two times annual base salary and bonus (bonus will be calculated as the average of the prior three years' actual bonus payments). If the Corporation does not win the specified program competition, the retention benefit will be reduced by one-third. If the covered executive terminates employment with Lockheed Martin prior to December 31, 2001, a pro-rata share of the retention benefit, reduced by one-third, will be paid. In the event the specified program award decision is delayed beyond December 31, 2001, one-third of the retention benefit may be deferred, or paid, at the discretion of the Compensation Committee of the Board of Directors. If the specified major program competition results in a partial award to the Corporation, the partial award will be considered a competition win. Mr. Blackwell has a retention agreement.

DEFINED CONTRIBUTION PLANS

   The Corporation sponsors a number of different defined contribution plans which cover virtually all employees of the Corporation. During 1997, the Lockheed Martin Corporation Salaried Savings Plan ("Salaried Savings Plan") covered the named executive officers.

   The Salaried Savings Plan permits eligible employees to make regular savings contributions on a pre-tax or after-tax basis. For the year ending December 31, 1997, participants could contribute up to 17 percent of their current base salary (maximum of 16 percent on a pre-tax basis) subject to the limitations imposed by the Internal Revenue Code. In addition, the Corporation made a matching contribution to the participant's account equal to 50 percent of up to the first 8 percent of compensation contributed by the participant.

   All contributions to the Salaried Savings Plan are 100 percent vested. Full distribution under the Salaried Savings Plan is generally made upon the termination, layoff, retirement, disability or death of the participant.

   Participants in the Salaried Savings Plan may direct the investment of employee contributions among eleven different investment options including unitized funds invested in the Corporation's common stock. One hundred percent of the Corporation's matching contribution is invested in the ESOP Stock Fund, which is in part funded by an employee stock ownership feature of the plan.

   Because of the limitations on annual contributions to the Salaried Savings Plan contained in the Internal Revenue Code, certain employees are not allowed to elect to contribute the maximum 17 percent of compensation otherwise permitted by the Salaried Savings Plan. A supplemental savings plan ("Supplemental Plan") has been established for certain Salaried Savings Plan participants affected by these limits. Additional matching contributions that become payable under a Termination Benefits Agreement are also payable through this plan. Earnings credited to a Supplemental Plan account mirror the participant's investment elections under the Salaried Savings Plan including investments in the Corporation's common stock, except that investments in the Supplemental Plan reflect only bookkeeping entries rather than actual purchases of the underlying instruments. The Supplemental Plan provides for payment following termination of employment in a lump sum or up to twenty annual installments. All amounts accumulated and unpaid under the Supplemental Plan must be paid in a lump sum within fifteen calendar days following a change in control, as defined in the plan document.

   The Lockheed Martin Salaried Savings Plan Plus ("Lockheed Savings Plan") and the Lockheed Martin Corporation Performance Sharing Plan ("Martin Savings Plan") were merged during 1997 to form the Salaried Savings Plan. Prior to January 1, 1997, Lockheed Savings Plan participants could contribute from 2 percent to 12 percent of their base compensation which was matched by the Corporation at the rate of 60 percent of up to the first 8 percent of compensation contributed. Lockheed Savings Plan participants vested in Corporation matching contributions over a five-year period. Prior to January 1, 1997, matching contributions to the Martin Savings Plan were made in cash. Martin Savings Plan participants were not eligible for the Supplemental Plan until January 1, 1997.

PENSION PLANS

   The Corporation sponsors a number of pension plans for employees. During 1997, the named executive officers participated in the Lockheed Martin Retirement Program, which is made up of a number of component pension plans, including the Lockheed Martin Retirement Plan for Certain Salaried Employees (the "Lockheed Plan") and the Lockheed Martin Retirement Income Plans I and II (the "Martin Plan"). The Lockheed Plan covers employees previously employed by Lockheed while the Martin Plan covers employees previously employed by Martin Marietta.

   The calculation of retirement benefits under the Lockheed Martin Retirement Program is determined by a formula which takes into account the participant's years of credited service and average compensation for the highest three consecutive years of the last ten years of employment with the Corporation preceding retirement. Average compensation includes the employee's normal rate of pay (without overtime) and bonuses earned under the MICP and lump sum payments in lieu of a salary increase. Normal retirement age is 65; however, benefits are payable as early as age 55 at a reduced amount or without reduction at age 60. Certain employees who retire between age 60 and 62 are eligible for supplemental payments ending at age 62.

   During a five year period ending on June 30, 2002, an employee who participated in the Lockheed Plan or the Martin Plan prior to July 1, 1997 will receive his or her pension calculated in accordance with the formula used in the Lockheed Martin Retirement Program, or if the pension benefit would be greater, in accordance with the formula under the Lockheed Plan or the Martin Plan, whichever is applicable.

   The formula for calculating pension benefits under the Lockheed Plan is similar to that used in the Lockheed Martin Retirement Program except that average compensation is based on the highest five consecutive years of the last ten years of employment. In addition, if an employee's age and years of credited service equal or exceed 85, a participant can retire as early as age 55 without actuarial reduction.

   The Lockheed Plan provides that, in the event of a change in control of Lockheed (as defined in the plan document), (i) the Lockheed Retirement Plan may not be terminated and the benefits payable thereunder may not be adversely modified for a period of two years following such change in control; (ii) the Lockheed Retirement Plan may not be merged or consolidated with an underfunded plan during the five-year period following such change in control; and (iii) if the Lockheed Retirement Plan is terminated within the five-year period following such change in control any surplus assets remaining after satisfaction of all plan liabilities, taxes and other rightful claims of the U.S. government shall be transferred to a trust and applied solely to the payment of certain employee benefits otherwise payable to employees and retirees (e.g., retiree medical benefits), the trust shall remain in existence at least until the expiration of that five-year term. In addition, during the five-year period following a change in control, the Lockheed Retirement Plan may not invest in securities issued by Lockheed or any affiliate of Lockheed, any entity in which 10 percent or more of the equity interests are held in the aggregate by officers, directors or affiliates of Lockheed, or by 5 percent stockholders of Lockheed. The combination constituted a change in control under the Lockheed Retirement Plan.

   The formula for calculating pension benefits under the Martin Plan is similar to that used in the Lockheed Martin Retirement Program except that the formula takes into account amounts earned during the year as base salary, MICP bonuses awarded that year, lump sum payments in lieu of a salary increase and overtime. Certain participants who retire as early as age 55 are also eligible for supplements payable until age 62 based on years of credited service.

   The Lockheed Martin Retirement Program was effective July 1, 1997. Prior to that date, pension benefits were calculated only under the applicable formula in the Martin Plan or the Lockheed Plan.

   Certain salaried employees of the Corporation also participate in nonqualified supplemental retirement plans. These supplemental plans pay benefits in excess of Internal Revenue Code limits on qualified plan benefits or in some instances in accordance with a grandfathered or special pension formula. The supplemental plans generally pay benefits at the same time and in the same form as benefits are paid under the Lockheed Martin Retirement Program although lump sum payments are available under some supplemental plans. The plans providing supplemental benefits to the Lockheed Plan provide that any participant receiving annuity benefits under such plans at the time of a change in control of Lockheed, as defined, will receive, in lieu of the continuation of such annuity payments, the actuarial equivalent of such benefits in a lump sum payable within thirty calendar days following the change in control.

   The amounts listed on the tables which follow are not subject to any deduction for Social Security benefits or other offsets and are computed as single life annuities.

     As of December 31, 1997, the estimated annual benefits payable upon retirement at age 65 for the individuals named in the compensation table, based on continued employment at current compensation, are as follows: Mr. Augustine $952,973 (based on Mr. Augustine's retirement on August 1, 1997); Dr. Coffman $1,355,351; Mr. Teets $915,090; Mr. Bennett $793,220; Mr. Corcoran $656,445 and
Mr. Blackwell $536,383. These amounts (as do the amounts shown on the tables) include benefits payable under the supplemental plans. The years of credited service as of December 31, 1997, for Messrs. Augustine, Coffman, Teets, Bennett, Corcoran and Blackwell were 21 years, 30 years, 35 years, 39 years, 30 years and 28 years, respectively.

   Set forth below are pension tables which show the estimated annual benefits payable upon retirement for specified earnings and years of service under the Lockheed Plan and the Martin Plan.


              MAXIMUM ANNUAL BENEFIT PAYABLE UPON NORMAL RETIREMENT
                                LOCKHEED PLAN (A)

=================================================================================
  Five Year
   Average     15 Years Of  20 Years Of   25 Years Of  30 Years Of   40 Years Of
 Compensation    Service      Service       Service      Service       Service
=================================================================================
  $ 100,000       21,915       29,220        36,525       43,830        58,440
---------------------------------------------------------------------------------
    150,000       33,165       44,220        55,275       66,330        88,440
---------------------------------------------------------------------------------
    200,000       44,415       59,220        74,025       88,830       118,440
---------------------------------------------------------------------------------
    300,000       66,915       89,220       111,525      133,830       178,440
---------------------------------------------------------------------------------
    400,000       89,415      119,220       149,025      178,830       238,440
---------------------------------------------------------------------------------
    500,000      111,915      149,220       186,525      223,830       298,440
---------------------------------------------------------------------------------
    600,000      134,415      179,220       224,025      268,830       358,440
---------------------------------------------------------------------------------
    700,000      156,915      209,220       261,525      313,830       418,440
---------------------------------------------------------------------------------
    800,000      179,415      239,220       299,025      358,830       478,440
---------------------------------------------------------------------------------
    900,000      201,915      269,220       336,525      403,830       538,440
---------------------------------------------------------------------------------
  1,000,000      224,415      299,220       374,025      448,830       598,440
---------------------------------------------------------------------------------
  1,200,000      269,415      359,220       449,025      538,830       718,440
---------------------------------------------------------------------------------
  1,400,000      314,415      419,220       524,025      628,830       838,440
---------------------------------------------------------------------------------
  1,600,000      359,415      479,220       599,025      718,830       958,440
---------------------------------------------------------------------------------
  1,800,000      404,415      539,220       674,025      808,830     1,078,440
---------------------------------------------------------------------------------
  2,000,000      449,415      599,220       749,025      898,830     1,198,440
---------------------------------------------------------------------------------
  2,500,000      561,915      749,220       936,525    1,123,830     1,498,440
---------------------------------------------------------------------------------
  2,700,000      606,915      809,220     1,011,525    1,213,830     1,618,440
=================================================================================

(A)All figures listed in the chart above are benefits payable under the greater of the Lockheed Martin Retirement Program or the Lockheed Plan. These benefits may be limited by sections 401(a)(17) and 415(b) of the Internal Revenue Code. The maximum earnings which may be considered to compute a benefit in accordance with Section 401(a)(17) of the Code is $160,000. The maximum amount payable under the Plans as of December 31, 1997 in accordance with Section 415(b) of the Code is $125,000.

            MAXIMUM ANNUAL BENEFIT PAYABLE UPON NORMAL RETIREMENT
                               MARTIN PLAN (A)

==================================================================================
  THREE YEAR
    AVERAGE    15 Years Of   20 Years Of   25 Years Of  30 Years Of    40 Years Of
 COMPENSATION   Service(B)    Service(B)    Service(C)   Service(C)    Service(C)
==================================================================================
  $ 100,000        21,401       28,535        46,599       51,777       57,397
----------------------------------------------------------------------------------
    150,000        32,651       43,535        71,349       79,277       87,647
----------------------------------------------------------------------------------
    200,000        43,901       58,535        96,099      106,777      117,897
----------------------------------------------------------------------------------
    300,000        66,401       88,535       145,599      161,777      178,397
----------------------------------------------------------------------------------
    400,000        88,901      118,535       195,099      216,777      238,897
----------------------------------------------------------------------------------
    500,000       111,401      148,535       244,599      271,777      299,397
----------------------------------------------------------------------------------
    600,000       133,901      178,535       294,099      326,777      359,897
----------------------------------------------------------------------------------
    700,000       156,401      208,535       343,599      381,777      420,397
----------------------------------------------------------------------------------
    800,000       178,901      238,535       393,099      436,777      480,897
----------------------------------------------------------------------------------
    900,000       201,401      268,535       442,599      491,777      541,397
----------------------------------------------------------------------------------
  1,000,000       223,901      298,535       492,099      546,777      601,897
----------------------------------------------------------------------------------
  1,200,000       268,901      358,535       591,099      656,777      722,897
----------------------------------------------------------------------------------
  1,400,000       313,901      418,535       690,099      766,777      843,897
----------------------------------------------------------------------------------
  1,600,000       358,901      478,535       789,099      876,777      964,897
----------------------------------------------------------------------------------
  1,800,000       403,901      538,535       888,099      986,777    1,085,897
----------------------------------------------------------------------------------
  2,000,000       448,901      598,535       987,099    1,096,777    1,206,897
----------------------------------------------------------------------------------
  2,500,000       561,401      748,535     1,234,599    1,371,777    1,509,397
----------------------------------------------------------------------------------
  2,700,000       606,401      808,535     1,333,599    1,481,777    1,630,397
==================================================================================

(A) All figures listed in the chart above are benefits payable under the greater of the Lockheed Martin Retirement Program or the Martin Marietta Retirement Income Plan. These benefits may be limited by sections 401(a)(17) and 415(b) of the Internal Revenue Code. The maximum amount which may be considered to compute a benefit in accordance with Section 401(a)(17) of the Code is $160,000. The maximum amount payable under the Plans as of December 31, 1997, in accordance with Section 415(b) of the Code is $125,000.

(B) When the Martin Plan was amended to comply with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a modified version of the existing benefit accrual formula was preserved for certain employees who were participants in the Plan prior to October 1, 1975 ("Pre-ERISA Formula"). Employees who became participants after that date accrue benefits under a different formula ("Post-ERISA Formula"). In January 1991, the Martin Plan was amended to provide that future accruals for all highly compensated employees would be based on the Post-ERISA Formula. If as a result of the amendment, an employee receives less from the Martin Plan than would have been otherwise received under the Pre-ERISA Formula, the Corporation intends to make up the difference out of general corporate assets. The amounts in this column are calculated under the Post-ERISA formula.

(C)  Calculated under the Pre-ERISA formula.

STOCK PRICE PERFORMANCE GRAPH

             COMPARISON OF CUMULATIVE TOTAL RETURN THROUGH 1997 [1] LOCKHEED MARTIN, S&P 500 INDEX AND PEER ISSUERS INDEX [2,3]


                      3/16/95    Mar-95    Jun-95    Sep-95    Dec-95    Mar-96   Jun-96
LMT                      100       102       123       131       156       150      167
S&P 500                  100       101       111       119       127       133      139
Peer Issuers Index       100       105       119       131       150       157      163


                        Sep-96    Dec-96    Mar-97    Jun-97    Sep-97   Dec-97
LMT                       180       183       169       209       216      201
S&P 500                   144       156       160       188       202      207
Peer Issuers Index        179       186       172       196       212      188




(1) Assumes that the investment in Lockheed Martin Common stock ("LMT") and each index was $100 on March 16, 1995 (the first day of trading in LMT) with reinvestment of dividends.

(2) The Peer Issuers Index is a market weighted index comprised of: The Boeing Company, General Dynamics Corporation, Litton Industries, Inc., Lockheed Martin Corporation, Northrop Grumman Corporation and Raytheon Corporation.

(3) The Peer Issuers Index in Lockheed Martin's 1997 Proxy Statement included McDonnell Douglas Corporation in addition to the corporations contained in this 1998 Index and did not include The Boeing Company (see Note 2). The index has been restated to omit McDonnell Douglas Corporation and include The Boeing Company as the two companies merged effective August 1, 1997, and trading data as to McDonnell Douglas Corporation common stock is no longer available.


  SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires that the Corporation's officers and directors and persons who own more than 10 percent of a registered class of the Corporation's equity securities file reports of ownership and changes in ownership with the Securities and Exchange Commission, the New York Stock Exchange and the Corporation. Based solely on its review of copies of the forms received by it, or written representations from reporting persons that they were not required to file a Form 5, the Corporation believes that, with respect to transactions required to have been reported in 1997 or in 1998 on a Form 5 for the year ended December 31, 1997, all filing requirements were complied with on a timely basis. The Corporation is not aware of any known failure to file a required report.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors recommends that the stockholders ratify the appointment of Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Corporation for year 1998. The ratification of the appointment of Ernst & Young LLP is being submitted to the stockholders because the Board of Directors believes this to be good corporate governance. Should the stockholders fail to ratify this appointment, the Board of Directors will review the matter. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR 1998.


PROPOSED AMENDMENT TO THE 1995 OMNIBUS PERFORMANCE AWARD PLAN

   The Board of Directors recommends that the stockholders approve the following amendment to the 1995 Omnibus Performance Award Plan:

        RESOLVED, That the following amendment to the 1995 Omnibus Performance Award Plan, which increases the number of shares authorized for issuance by 8,500,000 to 20,500,000, be, and hereby is, approved:

        Section 5(a) is amended to read as follows:

        "(a) Aggregate Share Limit. The maximum number of shares of Stock that may be issued pursuant to all Share-Based Awards (including Incentive Stock Options) is 20,500,000 subject to adjustment as provided in this Section 5 or Section 7."

Background of Proposed Amendment to the 1995 Omnibus Performance
Award Plan

   The Lockheed Martin Omnibus Plan ("Plan"), as approved in 1995, authorized grants of up to 12,000,000 shares of common stock (subject to adjustment pursuant to Sections 5 or 7 of the Plan). As of January 31, 1998, approximately 2,266,000 shares remained available for future grants. Since the Plan's approval by the stockholders in 1995, only nonqualified stock options have been awarded under the Plan. Share replenishment is recommended at this time because of the expansion of the program since 1995 and the anticipated addition of Northrop Grumman Corporation ("Northrop Grumman") employees in 1998 following the consummation of the Corporation's transaction with Northrop Grumman. The Board of Directors, on February 26, 1998, recommended that the stockholders approve an amendment to the Plan, increasing by 8,500,000 the number of shares of common stock available under the Plan. Based upon the Corporation's public shares outstanding following the consummation of the Northrop Grumman transaction, and accounting for unexercised stock options, outstanding long term incentive stock awards, and the remaining outstanding shares available for grant under the 1995 Plan, the projected dilutive effect of the proposed issuance of 8,500,000 shares is expected to be less than 10 percent. The stockholders of Lockheed Martin Corporation are being asked to consider and approve the adoption of this amendment. The Board believes that the Plan has encouraged and rewarded participating officers and employees who have contributed to the success of Lockheed Martin.

Description of the 1995 Omnibus Performance Award Plan

   In 1995, as part of the combination of the businesses of Lockheed Corporation and Martin Marietta Corporation, the stockholders of Lockheed Martin approved the adoption of the Plan. Awards under the Plan may be granted to officers and other key salaried employees of Lockheed Martin and its subsidiaries. No individual, however, who beneficially owns stock possessing 5% or more of the combined voting power of all classes of stock of Lockheed Martin is eligible to participate. All officers of Lockheed Martin (three of whom are also directors of Lockheed Martin) are among those eligible to receive awards, subject to the discretion of the Committee (as defined below) to determine the particular individuals who, from time to time, will be selected to receive awards. Although the Plan authorizes awards in the form of stock options, stock appreciation rights, restricted stock and other share-based incentive awards, or cash-based incentive awards, such as performance units, the only type of award made to date under the Plan has been nonqualified stock options. Stock options awarded under the Plan directly link the compensation provided to executive officers and a group of approximately 2,200 key personnel with gains realized by the Corporation's stockholders. This number of key personnel is expected to increase to approximately 3,000 with the addition of heritage Northrop Grumman employees following the acquisition of Northrop Grumman. The number of key salaried employees of Lockheed Martin and its subsidiaries eligible to receive awards in any given year is subject to the discretion of the Committee and has not been determined at this time. In addition, neither the individuals who are to receive awards, the number of awards that will be granted to any individual or group of individuals, nor the amounts to be payable with respect to awards, have been determined at this time. The Plan will remain in existence as to all outstanding awards until all such awards are either exercised or terminated; however, no award can be made after September 21, 2004.

Types of Awards

   Awards under the Plan may be in the form of non-qualified stock options, incentive stock options, stock appreciation rights (SARs), restricted stock and other share-based incentive awards, or cash-based incentive awards, such as performance units. Awards may be granted singly or in combination with other awards, consistent with the terms of the Plan. The only type of award made to date under the Plan has been nonqualified stock options. Each award will be evidenced by an award agreement entered into between Lockheed Martin and the recipient setting forth the specific terms and conditions applicable to that award. Awards under the Plan that are not vested or exercised generally will be nontransferable by a holder (other than by will or the laws of descent and distribution) and rights thereunder generally will be exercisable during the holder's lifetime only by the holder, subject to such exceptions as (consistent with applicable legal considerations) may be authorized from time to time by the Committee. The maximum term of unvested or unexercised awards under the Plan is ten years after the initial date of grant.

   Stock options authorized under the Plan are rights to purchase a specified number of shares of Lockheed Martin common stock at an exercise price of not less than 100% of the fair market value of the stock on the date of grant (or date of amendment of the exercise price, if any) during the period set forth in the award agreement. Stock options that are granted as incentive stock options will be granted with such additional terms as are necessary to satisfy the applicable requirements of Section 422 of the Code. The fair market value of the Lockheed Martin common stock for which incentive stock options are exercisable for the first time by an optionee during any calendar year can not exceed $100,000 (measured as of the date of grant) under current tax law. Other awards are not limited in this manner.

   SARs entitle the recipient to receive, upon exercise of the SAR, an amount (payable in cash and/or stock or other property) equal to the amount of the excess, if any, of the fair market value of a share of Lockheed Martin common stock on the date the SAR is exercised (or some lesser ceiling amount) over the base price of the SAR, which cannot be less than the fair market value of a share of Lockheed Martin common stock on the date the SAR was awarded or the exercise price of a related stock option. SARs may be granted on a free-standing basis, in relation to a stock option or in "tandem" with a stock option, such that the exercise of either the option or the SAR cancels the recipient's rights under the tandem award with respect to the number of shares so exercised. To date, no SARs have been awarded under the Plan.

   Restricted stock is Lockheed Martin common stock issued to the recipient, typically for minimal lawful consideration and subject to certain risks of forfeiture and restrictions and limitations on transfer, the vesting of which may depend on individual or corporate performance, continued service or other criteria. To date, no restricted stock has been awarded under the Plan.

   Other share-based incentive awards might include phantom stock or units, performance stock or units, bonus stock or units, dividend equivalent units, similar securities or rights and other awards payable in or with a value derived from or a price related to the fair market value of the Lockheed Martin common stock, payable in Lockheed Martin common stock and/or cash, all on such terms as the Committee may approve. Such awards may be granted, become vested or be payable based upon the continued employment of a participant, or upon the attainment of specified corporate or individual performance goals (as in the case of performance stock or units).

   The Plan also provides for the grant of long-term incentive awards that are not denominated nor payable in and do not have a value derived from the value of or a price related to shares of Lockheed Martin common stock and are payable only in cash. Under the federal tax laws ("Section 162(m)"), Lockheed Martin may not deduct certain compensation of over $1,000,000 in any year to the Chief Executive Officer or one of the four other most highly compensated executive officers of Lockheed Martin unless, among other things, this compensation qualifies as "performance-based compensation" under Section 162(m), and the material terms of the plan for such compensation are approved by stockholders. Cash-based awards to executive officers are intended to satisfy the requirements for performance-based compensation under Section 162(m). With reference to the cash-based awards, the material terms of the Plan include the eligible class of participants, the performance goal or goals and the maximum annual amount payable thereunder to any individual participant.

   The eligible class of persons for cash-based awards under the Plan is all key salaried employees of Lockheed Martin and its subsidiaries. Cash-based awards granted to executive officers thereunder may be granted only in accordance with the requirements of Section 162(m), as set forth below. Cash-based awards to other key salaried employees may or may not be limited by the requirements of Section 162(m), but will in any event be based on the performance goals described below.

   The performance goals for cash-based awards under the Plan are any one or a combination of earnings per share, return on equity, total stockholder return and cash flow (each as defined in the Plan). These goals will be applied over either consecutive or rolling cycles of more than one but not more than five fiscal years. Specific cycles, weightings of more than one performance goal and target levels of performance upon which actual payments will be based, as well as the award levels payable upon achievement of specified levels of performance, will be determined by the Committee (as defined below) not later than the applicable deadline under Section 162(m) and in any event at a time when achievement of such targets is substantially uncertain. These variables may change from cycle to cycle. Appropriate adjustments to the performance goals and targets in respect of cash-based awards may be made by the Committee based upon objective criteria in the case of significant acquisitions or dispositions by Lockheed Martin, extraordinary gains or losses, material changes in accounting principles or practices, or certain other events that in any case were not anticipated (or the effects of which were not anticipated) at the time goals were established, in order to neutralize the effect of such events on the cash-based awards. Lockheed Martin believes that specific performance targets (when established) are likely to constitute confidential business information, the disclosure of which may adversely affect Lockheed Martin or mislead the public.

   The Committee must certify the achievement of the applicable performance goals and the actual amount payable to each participant under the cash-based awards prior to payment. Cash-based awards generally will be paid following the completion of each cycle. The Committee may retain discretion to reduce, but not increase, the amount payable under a cash-based award to any participant, notwithstanding the achievement of targeted performance goals. Cash-based awards may be accelerated in the event of a Change in Control of Lockheed Martin, as described below. The maximum amount payable to any participant under all cash-based awards during any calendar year will be $3,000,000. There is no maximum aggregate dollar amount of cash-based awards under the Plan.

   In addition to cash-based awards, other types of awards under the Plan may be granted to qualify as performance-based compensation under Section 162(m). Stock options and SARs that are granted under the Plan at a fair market value exercise price are intended to qualify as performance-based compensation. In addition, other share-based awards (such as restricted stock or performance units) may be granted under the Plan to qualify as performance-based compensation under
Section 162(m). With reference to such other share-based awards intended to so qualify, the material terms of the Plan are similar to those described above for cash-based awards: the eligible class of persons is all key salaried employees of Lockheed Martin and its subsidiaries, and the performance goals are any one or a combination of earnings per share, return on equity, total stockholder return and cash flow. The certification and payout procedures and nature of Committee discretion with respect to the other share-based awards are substantially the same as for the Section 162(m) cash-based awards. The maximum number of shares (or share units) of Lockheed Martin common stock that may be subject to all qualifying share-based awards, including stock options and SARs, that are granted to any participant during any calendar year will not exceed 500,000 shares (or share units), either individually or in the aggregate.

   The Committee also has the authority to grant awards under the Plan in substitution for or as the result of the assumption of stock incentive awards held by employees of other entities who become employees of Lockheed Martin or a subsidiary as a result of a merger or acquisition of the entity.

   Awards may be granted in connection with the surrender or cancellation of previously granted awards, or may be amended, under such terms and conditions, including numbers of shares and exercise price, exercisability or termination, that are the same as or different from the existing awards, all as the Committee may approve. Any amendment of an award to reduce its exercise or purchase price will be subject to stockholder approval, except in the event of a change in control or upon certain reorganization or recapitalization events or certain anti-dilutive adjustments, as described below under "Authorized Shares; Other Provisions; Non-Exclusivity."

Administration; Change in Control

   The Plan provides that it shall be administered by a committee of the Lockheed Martin Board ("Committee"), constituted so as to permit the plan to comply with the "non-employee director" provisions of Rule 16b-3 under the Exchange Act and the "outside director" requirements of Section 162(m). This role is currently filled by the Stock Option Subcommittee. The Committee has the authority within the terms and limitations of the Plan to designate recipients of awards, determine or modify the form, amount, terms, conditions, restrictions, and limitations of awards, including vesting provisions, terms of exercise of an award, expiration dates and the treatment of an award in the event of the retirement, disability, death or other termination of a participant's employment with Lockheed Martin, and to construe and interpret the Plan. Such authority includes the discretion to accelerate, extend and reduce (subject to the limitations noted above) the exercise price of outstanding awards.

   The Committee is authorized to include specific provisions in award agreements relating to the treatment of awards in the event of a "Change in Control" of Lockheed Martin (as defined in the Plan) and is authorized to take certain other actions in such an event. Change in Control under the Plan is defined generally to include a change in ownership involving 25% or more of the outstanding voting securities of Lockheed Martin (or a combined entity), a transfer of substantially all of its assets, or a change in a majority of the members of its Board of Directors as a result of any such change or reorganization or a contested election.

   The Committee may delegate to the officers or employees of Lockheed Martin or its subsidiaries the authority to execute and deliver such instruments and documents and to take actions necessary, advisable or convenient for the effective administration of the Plan. It is intended generally that the share-based awards under the Plan and the Plan itself comply with and (as to share-based awards) be interpreted in a manner that, in the case of participants who are subject to Section 16 of the Exchange Act and for whom (or whose awards) the benefits of Rule 16b-3 are intended, satisfy the applicable requirements of Rule 16b-3, so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under that Section. In general, the cash-based awards will not be subject to Section 16. The Plan provides that neither Lockheed Martin nor any member of the Lockheed Martin Board or of the Committee shall have any liability to any person for any action taken or not taken in good faith under the Plan.

Amendment and Termination

   The Lockheed Martin Board has the authority to amend, suspend or discontinue the Plan at any time, provided that no such action will affect any outstanding award in any manner adverse to the participant without the consent of the participant. The Plan may be amended by the Lockheed Martin Board without further stockholder approval, and no guidelines have been established relating to the nature of the amendments that may be made to the Plan without stockholder approval. Such approval, however, may be required (e.g., in the case of amendments that materially increase the available number of shares under the
Plan) to satisfy tax rules applicable to performance-based compensation under
Section 162(m) or to subsequent grants of incentive stock options, or to satisfy other applicable legal requirements. Amendments made without stockholder approval could increase the costs to Lockheed Martin under the Plan, although the amount thereof is not determinable. Because the Committee retains the discretion to set and change the specific targets for each performance period under a performance-based award intended to be exempt from Section 162(m), stockholder ratification of the performance goals will be required, in any event at five-year intervals in the future to exempt awards granted under the Plan from the limitations on deductibility.

Authorized Shares; Other Provisions; Non-Exclusivity

   The number of shares of Lockheed Martin common stock that may be issued in respect of award under the Plan currently may not exceed 12,000,000 shares. An equal number of share units representing share-based awards exercisable for or payable in cash is also available. If the proposed amendment is adopted, the number of shares of common stock issuable under the Plan will be increased by 8,500,000; the number of share units representing share-based awards exercisable or payable in cash will remain 12,000,000. Shares of Lockheed Martin common stock subject to share-based awards payable in cash or stock (whether at the discretion of Lockheed Martin or the participant) will initially be counted against each of the share limit and the share unit limit. When payment is ultimately made in respect to the award in either shares or cash, a number of shares or share units relating to the alternative form of consideration not so paid will be recredited to the applicable limit.

   The number and kind of shares available for grant and the shares subject to outstanding awards (as well as individual share and share unit limits on awards, performance targets and exercise prices of awards) may be adjusted to reflect the effect of a stock dividend, split, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, extraordinary dividend or other distribution or other similar transaction. Any unexercised or undistributed portion of any expired, cancelled, terminated or forfeited award, or alternative form of consideration under an award that is not paid in connection with the settlement of any portion of an award, will again be available for award under the Plan, whether or not the participant has received benefits of ownership (such as dividends or dividend equivalents or voting rights) during the period in which the participant's ownership was restricted or otherwise not vested. Although shares subject to repriced or cancelled options or SARs will be counted against the individual share-based award limits to the extent required by Section 162(m), only shares actually issued or share units actually paid will be charged against the aggregate share or share unit limits, respectively, under the Plan. Upon approval of the amendment by the stockholders, Lockheed Martin intends to register under the Securities Act of 1933 the additional 8,500,000 shares of Lockheed Martin common stock authorized for issuance under the Plan.

   Full payment for shares purchased on exercise of any option, along with payment of any required tax withholding, must be made at the time of such exercise in cash or, if permitted by the Committee, in exchange for a promissory note in favor of Lockheed Martin, in shares of stock having a fair market value equivalent to the exercise price and withholding obligation, or any combination thereof, or pursuant to such "cashless exercise" procedures as may be permitted by the Committee. Any payment required in respect of other awards may be in such amount and in any lawful form of consideration as may be authorized by the Committee.

   The Plan does not impose any minimum vesting periods on options or other awards. However, shares of stock acquired after exercise of an option may not, in the ordinary course, be sold before the expiration of six months from the date of grant. The maximum term of an option or any other award is ten years.

   The Plan is not exclusive and does not limit the authority of the Lockheed Martin Board or its committees to grant awards or authorize any other compensation, with or without reference to the Lockheed Martin common stock, under any other plan or authority. The Plan is not expected to be the exclusive cash incentive plan for eligible persons (including executive officers) of Lockheed Martin and its subsidiaries; other cash incentive plans (such as short-term or operating entity specific plans) may be retained and/or developed to implement Lockheed Martin's broader-based compensation objectives and policies. Approval of the proposed amendment to the Plan by the stockholders of Lockheed Martin Corporation will not be deemed to constitute an approval of any such other compensation, plan or authority.

Federal Income Tax Consequences

   The following is a general description of Federal income tax consequences to participants and Lockheed Martin relating to nonqualified and incentive stock options and certain other awards that may be granted under the Plan. This discussion does not purport to cover all tax consequences relating to stock options and other awards.

   A optionee will not recognize income upon the grant of a nonqualified stock option to purchase shares of Lockheed Martin common stock. Upon exercise of the option, the optionee will recognize ordinary compensation income equal to the excess of the fair market value of the Lockheed Martin common stock on the date the option is exercised over the option price for such stock. The tax basis of the option stock in the hands of the optionee will equal the option price for the stock plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the stock will commence on the day the option is exercised. An optionee who sells option stock will recognize capital gain or loss measured by the difference between the tax basis of the stock and the amount realized on the sale. Such gain or loss will be long-term if the stock is held for more than 18 months, mid-term if held for 18 months or less but more than one year and short term if held for one year or less after exercise. Lockheed Martin or a subsidiary will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

   An optionee will not recognize income upon the grant of an incentive stock option to purchase shares of Lockheed Martin common stock, and will not recognize income upon exercise of the option, provided such optionee was an employee of Lockheed Martin or a subsidiary at all times from the date of grant until three months prior to exercise (or one year prior to exercise in the event of disability). Generally, the amount by which the fair market value of the Lockheed Martin common stock on the date of exercise exceeds the option price will be includable in alternative minimum taxable income for purposes of determining alternative minimum tax and such amount will be added to the tax basis of such stock for purposes of determining alternative minimum taxable income in the year the stock is sold. Where an optionee who has exercised an incentive stock option sells the shares acquired upon exercise more than two years after the grant date and more than one year after exercise, long-term or mid-term capital gain or loss will be recognized equal to the difference between the sales price and the option price. An optionee who sells such shares within two years after the grant date or within one year after exercise will recognize ordinary compensation income in an amount equal to the lesser of the difference between (a) the option price and the fair market value of such shares on the date of exercise or (b) the option price and the sales proceeds. Any remaining gain or loss will be treated as a capital gain or loss. Lockheed Martin or a subsidiary will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the optionee in this case. The deduction will be allowable at the same time the optionee recognizes the income.

   The current federal income tax consequences of other awards authorized under the plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of the stock over the purchase price (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); performance bonuses are generally subject to tax measured by the value of the payment received; and cash-based awards generally are subject to tax at the time of payment; in each of the foregoing cases, Lockheed Martin will generally have (at the time the participant recognizes income) a corresponding deduction.

   If, as a result of a change in control event, a participant's options or SARs or other rights become immediately exercisable, or restrictions immediately lapse on an award, or cash, shares or other benefits covered by another type of award are immediately vested or issued, the additional economic value, if any, attributable to the acceleration or issuance may be deemed a "parachute payment" under Section 280G of the Code. In such case, the participant may be subject to a 20% non-deductible excise tax as to all or a portion of such economic value, in addition to any income tax payable. Lockheed Martin will not be entitled to a deduction for that portion of any parachute payment that is subject to the excise tax.

Notwithstanding any of the foregoing discussion with respect to the deductibility of compensation under the Plan, Section 162(m) would render non-deductible to Lockheed Martin certain compensation in excess of $1,000,000 in any year to certain executive officers of Lockheed Martin, unless such excess compensation is "performance-based" (as defined) or is otherwise exempt from
Section 162(m). The applicable conditions of an exemption for a performance-based compensation plan include, among others, a requirement that the stockholders approve the material terms of the plan. Stock options, SARs and certain (but not all) other types of awards that may be granted to executive officers as contemplated by the Plan are intended to qualify for the exemption for performance-based compensation under Section 162(m).

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE PROPOSED AMENDMENT TO THE LOCKHEED MARTIN 1995 OMNIBUS PERFORMANCE AWARD PLAN.



STOCKHOLDER PROPOSALS

                             STOCKHOLDER PROPOSAL 1

   Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C., the owner of 224 shares of common stock of the Corporation has notified Lockheed Martin that she intends to present the following proposal at the Annual Meeting:

   RESOLVED: "That the stockholders of Lockheed Martin recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years."



                       STOCKHOLDER'S SUPPORTING STATEMENT

    "REASONS: "The President of the U.S.A. has a term limit, so do Governors of many states.

    "Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders.

    "No director should be able to feel that his or her directorship is until retirement.

    "Last year the owners of 14,301,978 shares, representing approximately 9.1% of shares voting, voted FOR this proposal.

    "If you AGREE, please mark your proxy FOR this resolution."



            THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS

                     PROPOSAL FOR THE FOLLOWING REASONS:

   Lockheed Martin's directors are elected annually by the Corporation's stockholders, following formal nomination by the Board's independent Nominating Committee. The Board of Directors view mandatory term limits as incompatible with the rights currently accorded to the Corporation's stockholders to choose the best qualified individuals to serve as members of their Board on an annual basis without arbitrary limits on who may serve. Certainly, no director on this Board believes that his or her directorship is promised until retirement as each director is subject to reelection on an annual basis.

   The Board disagrees with the notion implicit in the proposal that a director has only a certain number of years with which to objectively serve the Corporation. Certainly, there is a "learning curve" associated with any complex undertaking. At a time when wisdom and experience are at a premium, mandatory term limits for board membership is an idea contrary to the best interests of stockholders and incompatible with the functioning of a company as large and complex as Lockheed Martin Corporation.

   FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL.



                           ------------------------



                             STOCKHOLDER PROPOSAL 2

   The SEIU Master Trust, SEIU National Industry Pension Fund, 1313 L Street, NW, Washington, D.C., the owner of 6,300 shares of common stock of the Corporation has notified Lockheed Martin that they intend to present the following proposal at the Annual Meeting:

   "That the board of directors of Lockheed Martin Corporation (the "Company") consider refraining in the future from providing pensions or other retirement benefits to non-employee directors unless such benefits are approved by the shareholders."



                       STOCKHOLDER'S SUPPORTING STATEMENT

         "The board of directors should play an independent role in shaping corporate policy and strategic direction. The board should actively monitor senior management in faithfully implementing these policies. Directors owe their fundamental allegiance to the shareholders of the Company -- the owners who elect them -- not to management.

        "We believe, however, that certain business or financial relationships can adversely affect directors' ability to provide independent oversight. This is especially critical for outside or independent directors who are not employees of the Company and who should bring an arms-length objectivity to board deliberations. According to the 1996 proxy statement, for non-employee directors with at least five years of service, the Company provides a retirement benefit equal to the annual board retainer in effect at the time of the director's retirement from the board. That retainer is now a generous $35,000.

        "While outside directors should be entitled to reasonable compensation for their time and expertise, we believe that additional layers of compensation in the form of retirement benefits, which are 100% of the director's base compensation, may have the pernicious effect of compromising their independence and impartiality.

        "To receive the pension, an outside director must serve for at least five years. We believe that such a director may be unwilling to criticize management for fear of jeopardizing his or her tenure and thereby risk losing the pension.

        "Because Company directors are already well compensated, we believe that the Company will continue to attract well-qualified candidates if the pension plan is discontinued. In addition to the $35,000 retainer, the Company already provides $1,500 for each meeting a director attends, $5,000 for each committee assignment, a $100,000 death benefit, reimbursement for all expenses, a $6,000 financial counseling program, and a $1 million Directors Charitable Award Program. We believe these benefits are sufficiently generous to attract qualified directors.

        "Because of our strong concern for insuring the board of directors act in the shareholders' interests, we feel that the interests of the Company are not well served by director retirement plans. Directors who are officers of other companies are usually covered by generous retirement policies at their principal place of employment.

        "Finally, we note that many companies have agreed to voluntarily terminate non-employee director pension plans. According to the Investor Responsibility Research Center,

      'Numerous firms are moving to eliminate [director] pensions...Corporate opinion has moved rapidly to the view that director pensions are not the best form of compensation.'

        We urge you to vote FOR this resolution."

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS

                     PROPOSAL FOR THE FOLLOWING REASONS:

   The Board believes that adjustments in director compensation can be addressed most expeditiously and in the interests of the shareholders through its independent Nominating Committee. The Nominating Committee is chartered to review and recommend director compensation, and the committee relies on advice from nationally recognized consulting firms specializing in director compensation as well as upon other nationally recognized survey sources.

   It is simply incorrect for the proponents to allege that the existing compensation structure may compromise the Board's independence and impartiality. When Lockheed Martin began operations in 1995, the Board structured a compensation package that was designed to attract and retain directors of the highest caliber and qualification and to ensure the Corporation's ability to compete for the best individuals to serve on its Board of Directors. The Board's compensation structure is consistent with that of major industrial corporations. The Board, through its independent Nominating Committee, annually examines the directors' compensation program. Consistent with this, the Nominating Committee will conduct a review of directors' compensation in 1998. This review is expected to focus on the continuing importance of connecting director compensation to stockholder value. It will include a review of the Directors Retirement Plan, and may result in changes to or elimination of that plan.

   FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL.


MISCELLANEOUS

   Financial and other reports will be presented at the meeting and will be made available for inspection by stockholders present at the meeting, but it is not intended that any action will be taken in respect thereof.

   The cost of soliciting proxies has been or will be paid by the Corporation. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners; and the Corporation will, upon request, reimburse them for their reasonable expenses in so doing. The Corporation has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation at a fee of $35,000 plus expenses. To the extent necessary in order to ensure sufficient representation at the meeting, the Corporation may request by telephone or otherwise the return of proxies. The extent to which this will be necessary depends entirely upon how promptly proxies are returned. Stockholders are urged to return their proxies without delay.

   At the time this Proxy Statement was filed with the Securities and Exchange Commission, the Board of Directors was not aware that any matters not referred to herein would be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them. It is also intended that discretionary authority will be exercised with respect to the vote on any matters incidental to the conduct of the meeting.

PROPOSALS BY STOCKHOLDERS INTENDED TO BE PRESENTED AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS OF LOCKHEED MARTIN CORPORATION MUST BE RECEIVED BY THE SECRETARY OF THE CORPORATION NO LATER THAN NOVEMBER 20, 1998 IN ORDER TO BE INCLUDED IN THE PROXY STATEMENT AND ON THE PROXY SOLICITATION/VOTING INSTRUCTION CARD THAT WILL BE SOLICITED BY THE BOARD OF DIRECTORS IN CONNECTION WITH THAT MEETING. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission. In addition, the Bylaws of the Corporation establish an advance notice requirement for any proposal of business to be considered at an annual meeting of stockholders. Written notice must be delivered to the Secretary of the Corporation at its principal executive office, 6801 Rockledge Drive, Bethesda, Maryland 20817, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting and must contain specified information concerning the matter to be brought before such meeting and concerning the stockholder proposing such a matter. Any waiver by the Corporation of these requirements with respect to the submission of a particular stockholder proposal shall not constitute a waiver with respect to the submission of any other stockholder proposal nor shall it obligate the Corporation to waive these requirements with respect to future submissions of the stockholder proposal or any other stockholder proposal. Any stockholder desiring a copy of the Bylaws of the Corporation will be furnished one without charge upon written request to the Secretary of the Corporation.






                                          Lillian M. Trippett
                                          Vice President, CorporateSecretary
                                          and Associate General Counsel


March 19, 1998

   Upon the written request of any record holder or beneficial owner of common stock entitled to vote at the Annual Meeting of Stockholders of the Corporation, the Corporation will provide without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission. Requests should be mailed to James R. Ryan, Vice President, Investor Relations, Lockheed Martin Corporation, 6801 Rockledge Drive, Bethesda, Maryland 20817, by calling Lockheed Martin Shareholder Direct at 1-800-LMT-9758 or by accessing the Lockheed Martin Home Page on the Internet using the Uniform Resource Locator: http://www.shareholder.com/lmt/. The Securities and Exchange Commission also maintains a Website at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants including Lockheed Martin.

                                   U.S. TRUST

                       NOTICE TO PARTICIPANTS WITH LOCKHEED
                     MARTIN CORPORATION COMMON STOCK ALLOCATED
                     TO THEIR ACCOUNTS IN THE 401(K) PLANS OF:
                           LOCKHEED MARTIN CORPORATION
                      LOCKHEED MARTIN ENERGY SYSTEMS, INC.
                     LOCKHEED MARTIN IDAHO TECHNOLOGIES COMPANY
                               SANDIA CORPORATION
                           UNITED SPACE ALLIANCE, LLC





Dear Plan Participant:

      The enclosed proxy materials have been prepared by the Board of Directors of Lockheed Martin Corporation ("Lockheed Martin") in connection with its solicitation of proxies for the Annual Meeting of Stockholders to be held on April 23, 1998.

      U.S. Trust Company of California, N.A. ("U.S. Trust") is serving as Trustee of the shares of Lockheed Martin Corporation common stock ("Common Stock") held in the plans listed on the attachment hereto (the "Plans"). The enclosed Proxy Solicitation/Voting Instruction card is to be used for giving voting instructions to U.S. Trust with respect to shares held in the Plans and appointing proxies for voting shares owned outside of the Plans. This letter provides information concerning the voting of Common Stock held in the Plans.

      The recommendations of the Board of Directors with respect to matters to be voted upon at the Annual Meeting of Stockholders are printed on the voting instruction card. If you want to follow the Board's recommendations on all matters, you can do so by signing, dating and returning the card in the enclosed postage-paid envelope without checking any of the boxes on the card. You may also provide voting instructions by telephone, as explained below.

      All matters to be voted upon at this meeting are extremely important and are described in the enclosed proxy materials. You should carefully read these materials and the following explanation of the voting pass-through rules of the Plans and how to complete and return the card or provide voting instructions by telephone.

VOTING DEADLINE

      In order to be assured that your voting instructions to U.S. Trust will be followed, your voting instruction card or your telephone instructions must be received no later than 5 p.m. New York City time on April 20, 1998.

      If you wish to provide voting instructions by returning a voting instruction card, you must complete, sign, date and return your card in the enclosed envelope in time for it to be received by the voting deadline. Please remember to return your card in the enclosed envelope, rather than to Lockheed Martin or any other party. The envelope is addressed to First Chicago, acting as confidential vote tabulator for U.S. Trust.

U.S. TRUST'S RESPONSIBILITIES

      As a trustee of the Common Stock held in the Plans, U.S. Trust's responsibilities include providing proxy materials to participants, ensuring the confidentiality of participants' voting instructions, voting shares in accordance with participant instructions, and voting shares for which no instructions are received from participants.

HOW TO GIVE VOTING INSTRUCTIONS

      These instructions explain how you may give voting instructions to U.S. Trust with respect to both allocated and unallocated shares of Common Stock.

      ALLOCATED SHARES

      Only U.S. Trust can vote the shares held by the Plans. However, under the terms of the Plans, each participant is entitled to instruct U.S. Trust how to vote all shares allocated to his or her account. You may instruct U.S. Trust to vote for or against any particular matter or to abstain from voting on that matter. If you sign, date and return a card but do not check any boxes on the card, U.S. Trust will vote the shares in accordance with the Board's recommendations on the card.

      You may also provide voting instructions to U.S. Trust by using a touch-tone telephone. Simply dial the telephone number on the voting instruction card and follow the directions. You must have your voting instruction card and your social security number available when you dial the number. If you return a voting instruction card and also provide voting instructions by telephone, U.S. Trust will follow your latest instructions. For this purpose, the date on your voting instruction card will be the date for those instructions. If it is not possible to determine which voting instructions are the latest, U.S. Trust will follow your telephone voting instructions.

      UNALLOCATED SHARES

      The Lockheed Martin Corporation Salaried Savings Plan ("Salaried Savings Plan") also holds shares of Common Stock which are not yet allocated to any individual's account. If you participate in the Salaried Savings Plan, you may choose to act as a "named fiduciary" under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and instruct U.S. Trust how to vote a proportionate number of unallocated shares based upon the number of ESOP Match Shares currently allocated to your account. The unallocated shares for which you are entitled to provide voting instructions will be approximately .74 times the number of ESOP Match Shares shown on your voting instruction card. Your voting instructions will automatically apply to a proportionate number of unallocated shares, unless you check the box on the card indicating that you do not want to provide voting instructions for those shares.

      Under ERISA, a person who agrees to act as a fiduciary becomes subject to the fiduciary responsibility rules of ERISA. These fiduciary responsibility rules require a fiduciary to act prudently, solely in the interest of all plan participants and beneficiaries and for the exclusive purpose of providing benefits to the plan participants and beneficiaries. A fiduciary who breaches the fiduciary responsibility rules of ERISA may be liable to the plan for any losses caused by the fiduciary's actions. If you accept your designation as a named fiduciary, you should exercise your voting rights prudently and in the interest of all participants and beneficiaries of the Salaried Savings Plan. If you do not wish to act as a named fiduciary for the unallocated shares, you must check the box on the voting instruction card indicating that you are not providing voting instructions for those shares.

      If you are a participant in the Salaried Savings Plan and do not wish to provide voting instructions for the unallocated shares, you may not vote by telephone.

      FAILURE TO PROVIDE INSTRUCTIONS

      If you do not sign, date, and return a card or vote by telephone, U.S. Trust will vote shares allocated to your account in its sole discretion. If timely voting instructions for unallocated shares are not received from all participants who have ESOP Match Shares allocated to their accounts, U.S. Trust will vote the remaining unallocated shares in the same proportions as those for which timely voting instructions have been received. Accordingly, the exact number of unallocated shares which will be voted in accordance with your voting instructions cannot be determined until all timely participant instructions have been received.

CONFIDENTIALITY

      Your voting instructions to U.S. Trust are confidential. U.S. Trust will not disclose how you voted or if you voted, unless required to do so by law. You should feel free to instruct U.S. Trust to vote in the manner you think is best.

QUESTIONS

      If you have any questions about your voting rights under the Plan, the card, or the confidentiality of your vote, please contact U.S. Trust between the hours of 8:30 a.m. and 5:00 p.m. Los Angeles time at 1-800-535-3093.

                                      U.S. TRUST COMPANY OF CALIFORNIA, N.A.
                                                      Common Stock Trustee




March 19, 1998

                                                                                  Attachment

                                                                            PLAN
                                    PLAN NAME                           ABBREVIATION
IDAHO NATIONAL ENGINEERING LABORATORY EMPLOYEE
  INVESTMENT PLAN                                                          INELIP
LOCKHEED MARTIN AEROSPACE SAVINGS PLAN                                      LMASP
LOCKHEED MARTIN CAPITAL ACCUMULATION PLAN                                   LMCAP
LOCKHEED MARTIN CORPORATION OPERATION SUPPORT
  SAVINGS PLAN                                                             LMOSSP
LOCKHEED MARTIN CORPORATION PERFORMANCE SHARING
  PLAN FOR BARGAINING EMPLOYEES                                            LMPSPB
LOCKHEED MARTIN CORPORATION PERFORMANCE SHARING
  PLAN FOR PUERTO RICO EMPLOYEES                                           LMPSPPR
LOCKHEED MARTIN CORPORATION RETIREMENT SAVINGS PLAN
  FOR SALARIED EMPLOYEES                                                    LMRSP
LOCKHEED MARTIN CORPORATION SALARIED SAVINGS PLAN                           LMSSP
  (match shares are shown separately on voting instruction card)          LMSSMTCH
LOCKHEED MARTIN CORPORATION SAVINGS AND INVESTMENT PLAN
  FOR HOURLY EMPLOYEES                                                     LMSIPH
LOCKHEED MARTIN ENERGY SYSTEMS INC. 401(K) SAVINGS PLAN
  FOR HOURLY EMPLOYEES                                                    LMES401K
LOCKHEED MARTIN ENERGY SYSTEM SAVINGS PLAN FOR
  SALARIED AND HOURLY EMPLOYEES                                            LMESPIA
LOCKHEED MARTIN ENERGY SYSTEMS SAVINGS PROGRAM                             LMESSP
LOCKHEED MARTIN FAIRCHILD CORPORATION SAVINGS PLAN                         LMFCSP
LOCKHEED MARTIN HOURLY EMPLOYEE SAVINGS PLAN PLUS                          LMHSPP
LOCKHEED MARTIN HOURLY EMPLOYEES SAVINGS AND STOCK
  INVESTMENT PLAN-FORT WORTH AND ABILENE DIVISIONS                         LMHSSIP
LOCKHEED MARTIN IR IMAGING SYSTEMS, INC. SAVINGS PLAN                      LMIISP
LOCKHEED MARTIN LIBRASCOPE RETIREMENT SAVINGS PLAN                         LMLRSP
LOCKHEED MARTIN TACTICAL DEFENSE SYSTEMS SAVINGS PLAN                      LMTDSSP
LOCKHEED MARTIN TACTICAL SYSTEMS MASTER SAVINGS PLAN
  AND TRUST                                                                LMTSMST
LOCKHEED MARTIN VOUGHT SYSTEMS CORPORATION CAPITAL
  ACCUMULATION                                                             LMVSCAP
SANDIA CORPORATION SAVINGS AND INCOME PLAN                                  SCSIP
SANDIA CORPORATION SAVINGS AND SECURITY PLAN                                SCSSP
SPACE FLIGHT OPERATIONS CONTRACT SAVINGS PLAN                              LMUSAP

                          LOCKHEED MARTIN CORPORATION

                 PROXY SOLICITATION/VOTING INSTRUCTION CARD FOR
                         ANNUAL MEETING OF STOCKHOLDERS

  P                The undersigned hereby appoints Marcus C. Bennett, Allen E.
  R                Murray and Frank Savage, each of them proxies of the
  O                undersigned with respect to common stock of the Corporation
  X                owned by the undersigned, with full power of substitution,
  Y                to vote and act for the undersigned at the Annual Meeting of
                   Stockholders of the Corporation to be held at 10:30 a.m. on April 23, 1998, at the Omni Mandalay Hotel, 221 East Las
                   Colinas Boulevard, Irving, Texas, and at any adjournment or postponement thereof. If the undersigned is a participant in one or more of the Corporation's 401(k) or capital accumulation plans and has stock allocated to his or her account(s), the undersigned hereby instructs the Trustee of the plan(s) to vote such shares of stock in accordance with the instructions on the reverse side of this card at the Annual Meeting and any adjournment thereof and in accordance with its discretion on such other matters as may properly come before the meeting. A proportionate number of shares of stock not yet allocated to participants' accounts in the Lockheed Martin Corporation Salaried Savings Plan will be voted in accordance with the instructions of each participant in that plan who has ESOP match shares allocated to his or her account, unless the participant elects not to provide instructions with respect to such shares on the reverse side of this card. Allocated plan shares for which no card is received will be voted by the Trustee at its discretion. Unallocated shares for which no card is received will be voted by the Trustee in the same proportion as unallocated shares for which instructions are received.
                   Stockholders and plan participants are requested to mark, date and sign this card on the reverse side and to return it promptly in the enclosed envelope, or to vote by telephone, dial 1-800-OK2-VOTE (1-800-652-8683).

                   To vote in accordance with the Board of Directors' recommendations, please sign and date the reverse side; no boxes need to be checked.

                                                             -----------
                                                             SEE REVERSE
                                                                 SIDE
                                                             -----------

   ----------------------------------------------------------------------------
                - DETACH HERE AND RETURN PROPERLY EXECUTED PROXY
          SOLICITATION/VOTING INSTRUCTION CARD IN ENCLOSED ENVELOPE -

   ----------------------------------------------------------------------------
      IMPORTANT

           Please note that a ticket is required for admission to the meeting. If you plan to attend and you are a stockholder as of the record date, please check the appropriate box on your proxy solicitation/voting instruction card, or indicate when prompted if voting by telephone, and a ticket will be forwarded to you. If, however, your shares are held in the name of a broker or other nominee, please bring a proxy or a letter from the firm confirming your ownership of the shares as of the close of business on the record date (March 9, 1998).
   ----------------------------------------------------------------------------

                             [LOCKHEED MARTIN LOGO]

[X]     PLEASE MARK YOUR
        VOTES AS IN THIS
        EXAMPLE.

THIS PROXY SOLICITATION/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS CARD WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSALS 4 AND 5.

-------------------------------------------------------------------------------------------
     DIRECTORS RECOMMEND A VOTE FOR ALL NOMINEES AND FOR PROPOSALS 2 AND 3.
-------------------------------------------------------------------------------------------
                  FOR ALL      WITHHELD   1. Norman R. Augustine  10. Vincent N. Marafino
1. Election of    [    ]       [    ]     2. Marcus C. Bennett    11. Eugene F. Murphy
   Directors                              3. Lynne V. Cheney      12. Allen E. Murray
                                          4. Vance D. Coffman     13. Frank Savage
 (For, except vote withheld from the      5. Houston I. Flournoy  14. Peter B. Teets
 following nominee(s))                    6. James F. Gibbons     15. Carlisle A.H. Trost
                                          7. Edward E. Hood, Jr.  16. James R. Ukropina
                                          8. Caleb B. Hurtt       17. Douglas C. Yearley
 ------------------------------------     9. Gwendolyn S. King
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
     DIRECTORS RECOMMEND A VOTE FOR ALL NOMINEES AND FOR PROPOSALS 2 AND 3.
-------------------------------------------------------------------------------------------
                              FOR     AGAINST      ABSTAIN
2. Appointment               [  ]      [  ]         [  ]
   of Auditors

3. Amendment to 1995         [  ]      [  ]         [  ]
   Omnibus Performance
   Award Plan
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
    DIRECTORS RECOMMEND A VOTE AGAINST PROPOSALS 4 AND 5.
-------------------------------------------------------------------------------------------
4. Stockholder                FOR     AGAINST      ABSTAIN
   Proposal -                [  ]      [  ]         [  ]
   Directors'
   Term Limits

5. Stockholder               [  ]      [  ]         [  ]
   Proposal -
   Directors'
   Compensation

The signer hereby revokes all previous proxies given by the signer to vote at said meeting or any adjournments thereof.

I elect not to direct           [  ]       I will         [  ]
the voting of unallocated                  attend the
shares in the Lockheed Martin              meeting
Corporation Salaried
Savings Plan.

NOTE: Please date and sign exactly as your name appears above and return this card in the enclosed envelope.


------------------------------------------------------------------------------


------------------------------------------------------------------------------
 SIGNATURE(S)                                                    DATE

-------------------------------------------------------------------------------
                - DETACH HERE AND RETURN PROPERLY EXECUTED PROXY
          SOLICITATION/VOTING INSTRUCTION CARD IN ENCLOSED ENVELOPE -

                             [LOCKHEED MARTIN LOGO]

                         ANNUAL MEETING OF STOCKHOLDERS
                      THURSDAY, APRIL 23, 1998, 10:30 A.M.
                              OMNI MANDALAY HOTEL
                         221 EAST LAS COLINAS BOULEVARD
                              IRVING, TEXAS 75039

You may vote the shares by telephone (unless you are a participant in the Lockheed Martin Salaried Savings Plan and elect not to direct the voting of unallocated shares in that plan). Voting by telephone will eliminate the need to mail a voted Proxy Solicitation/Voting Instruction Card. To vote by phone please follow the steps below:

    1)  HAVE THIS CARD AND YOUR SOCIAL SECURITY NUMBER AVAILABLE.

    2)  USING A TOUCH-TONE TELEPHONE, DIAL 1-800-OK2-VOTE (1-800-652-8683)

The telephone voting system preserves the confidentiality of your vote and will confirm your voting instructions with you during the call. You may also change your selections on any or all of the proposals to be voted.

              YOUR VOTE IS IMPORTANT TO US.  THANK YOU FOR VOTING.